UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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FERRO CORPORATION

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FERRO 2019 PROXY STATEMENT AND ANNUAL MEETING

FERRO CORPORATION 6060 PARKLAND BOULEVARD, SUITE 250 MAYFIELD HEIGHTS, OHIO 44124 USA TELEPHONE: (216) 875-5600 FACSIMILE: (216) 875-5627 WEBSITE: www.ferro.com

March 21, 2019

Dear Shareholder:

I cordially invite you to attend the 2019 Annual Meeting of Shareholders of Ferro Corporation, which will be held on May 2, 2019. The meeting will be held at the Hyatt Place Cleveland/Lyndhurst/Legacy Village, 24665 Cedar Road, Lyndhurst, Ohio 44124, and will begin at 9:00 a.m. (Eastern Time). At the 2019 Annual Meeting, shareholders will (i) vote on the election of six Directors, (ii) vote in a non-binding advisory capacity to approve our executive compensation, (iii) vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and (iv) transact such other business as may properly come before the 2019 Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 14, 2019 are entitled to vote at the 2019 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone or the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting.

I look forward to seeing you at the 2019 Annual Meeting.

Very truly yours,

PETER T. THOMAS
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: May 2, 2019

Time: 9:00 a.m. EDT

Location: Hyatt Place Cleveland/Lyndhurst/Legacy Village, 24665 Cedar Road, Lyndhurst, Ohio 44124

Record Date: March 14, 2019

March 21, 2019

Meeting Agenda:

•	Election of six nominees to the Board of Directors

•	An advisory vote to approve executive compensation

•	Ratification of the appointment of Deloitte & Touche LLP as independent accountants for 2019

•	Transact any other business that may properly come before the meeting

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders of Ferro Corporation to Be Held on May 2, 2019:

This Proxy Statement and annual report to security holders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy.

We encourage shareholders to vote promptly as this will save the expense of additional proxy solicitation. Shareholders of record on the Record Date are entitled to vote in the following ways:

By Telephone In the U.S. or Canada, you can vote your shares by calling 1-800-652-8683.	By Internet You can vote your shares online at www.edocumentview.com/FOE. You will need the 12-digit control number on the Notice of Internet Availability or proxy card.	By Mail You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	In Person Attend Annual Meeting

This Notice of Annual Meeting of Shareholders and related Proxy Materials are being distributed or made available to shareholders beginning on or about March 21, 2019.

Ferro Corporation 2019 Proxy Statement	i

ii	Ferro Corporation 2019 Proxy Statement

Proxy Statement Summary

PROXY STATEMENT SUMMARY

The following summary highlights information relating to the 2019 Annual Meeting of Shareholders. Additional information is included elsewhere in this Proxy Statement.

2019 Annual Meeting of Shareholders

Voting Matters and Recommendations
Voting Matter	Board Recommendations
Election of six Directors	FOR ALL NOMINEES
Vote in a non-binding advisory capacity to approve our named executive officer compensation	FOR
Ratification of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ending December 31, 2019	FOR

Ferro Corporation 2019 Proxy Statement	1

Proxy Statement Summary

Governance Highlights

The Company follows recommended practices in corporate governance, including the following:

  ✓  All Directors are elected annually

   ✓  Board committees are 100% comprised of independent Directors under Ferro’s Guidelines for Determining Director Independence, which meet or exceed the independence guidelines and standards set forth by the New York Stock Exchange (“NYSE”)

   ✓  Only one Board member is a Company executive

   ✓  Independent Directors and Board committees meet regularly and frequently without management present

  ✓  Board and committee evaluations are conducted annually

   ✓  Each Director is subject to peer review

   ✓  A majority of Director compensation is in the form of deferred stock units, which must be held until service as a Director ceases

  ✓  All Directors, officers and employees are responsible for complying with Ferro’s policies on business conduct and ethics

  ✓  Ferro’s independent registered public accounting firm, along with Ferro’s internal audit function, reports directly to the Audit Committee

  ✓  Ferro has established procedures for shareholders to communicate directly and confidentially with the Lead Director or the non-management Directors

  ✓  Each Director on the Board owns shares of Common Stock or Common Stock equivalents, and such share equivalents received as compensation are retained until the Director departs the Board

  ✓  The Board has an independent Lead Director

  ✓  A majority voting and resignation policy is in place for uncontested Director elections

  ✓  The Company has adopted proxy access

  ✓  The Board follows published Corporate Governance Principles designed to ensure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Company

  ✓  Each committee of the Board has a published charter, which is reviewed and discussed at least annually

  ✓  None of our Director nominees serve on an excessive number of boards

  ✓  The Board is highly refreshed, with three Directors serving 3 years or less, two Directors serving between 4 and 9 years, and one Director serving ten or more years

  ✓  Ferro has a hotline available to all employees and the Audit Committee has procedures in place for anonymous submission of employee complaints on accounting, internal accounting controls and auditing matters, to encourage employees to report questionable activities to the legal department and Audit Committee

  ✓  The Compensation Committee’s compensation consultant does not provide any services to Ferro other than those provided to the Compensation Committee

2	Ferro Corporation 2019 Proxy Statement

Proxy Statement Summary

Executive Compensation Highlights

The Company follows recommended practices in executive compensation, including the following:

  ✓  The compensation program is designed to reward long-term, sustainable value creation

  ✓  Executive officers are subject to stock ownership guidelines of five times salary for CEO and three times salary for other executive officers

  ✓  A clawback policy provides for recoupment of incentive-based compensation paid as a result of a material misstatement of financial results

  ✓  No executive officer has an employment agreement with the Company

  ✓  Long-term incentives comprise a significant portion of target compensation for executive officers (45%-63%)

  ✓  Restricted stock awards to executives are generally subject to three-year minimum vesting followed by a two-year holding period once vested

  ✓  Change-in-control agreements entered into after 2009 do not include tax gross-ups

  ✓  Equity awards granted since 2014 have double trigger vesting for a change-in-control

  ✓  Employees and Directors are not permitted to hedge their Ferro equity

  ✓  Executive officers receive no perquisites, such as financial counseling, tax preparation, company cars, club memberships, personal use of company aircraft or other allowances

Ferro Corporation 2019 Proxy Statement	3

Proposal One

PROPOSAL ONE:

ELECTION OF DIRECTORS

The current terms of all Directors will expire on the day of the 2019 Annual Meeting. Each of the current Directors will stand for re-election other than Gregory E. Hyland, who is not being nominated for re-election. Mr. Hyland will continue to serve as a member of the Company’s Board of Directors until the Annual Meeting. The Board has taken action to reduce the number of Directors from seven to six effective at the time of the Annual Meeting. At the Annual Meeting, the Shareholders will consider the election of six Directors, each to serve a one-year term.

Nominees for Election at this Annual Meeting

The Board has nominated Mr. Lorber, Ms. Ogilvie, Mr. Ross, Mr. Spizzo, Mr. Thomas and Mr. Vargo for re-election to the Board at this Annual Meeting. Set forth below is certain information about the Directors nominated by the Board for re-election at this Annual Meeting, including the skills and qualifications considered by the Governance & Nomination Committee and the Board of Directors in advancing these nominations.

DAVID A. LORBER* Age: First Became a Ferro Director: Committee Assignments: Skills and Qualifications: *Lead Director

40

2013

Governance & Nomination Committee (Chair)

Compensation Committee

Mr. Lorber has significant financial, investment and real estate industry experience. He also brings to the Board experience in corporate governance and business oversight as a result of having served on other public company boards.

Biographical Information:

Mr. Lorber is a Co-Founder of FrontFour Capital Group LLC, an investment adviser, and has served as a Portfolio Manager since January 2007. He is also a Co-Founder and Principal of FrontFour Capital Corp., an investment adviser. Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund, from 2003 to 2006. He was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund, from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc., a global real estate firm, from 2000 to 2001.

Mr. Lorber formerly served as a director of Aerojet Rocketdyne Holdings, Inc. (formerly, GenCorp Inc.), a technology-based manufacturer of aerospace and defense products and systems with a real estate segment. Mr. Lorber also formerly served as a director of Huntingdon Capital Corp., a real estate company, and Fisher Communications Inc., a media company acquired by Sinclair Broadcast Group, Inc. in August 2013.

4	Ferro Corporation 2019 Proxy Statement

Proposal One

MARRAN H. OGILVIE
Age: First Became a Ferro Director: Committee Assignments:	50 2017 Audit Committee Governance & Nomination Committee
Other Public Company Board Directorships:	Four Corners Property Trust, Inc. Bemis Company Evolution Petroleum Corporation
Skills and Qualifications:

Ms. Ogilvie has more than 20 years of executive management and financial experience with diverse businesses, including growth-oriented international businesses. She also has significant experience as a director of public company boards.

Biographical Information:

Ms. Ogilvie has served as a director of Four Corners Property Trust, Inc., a real estate investment trust, since 2015, as a director for Evolution Petroleum Corporation, a U.S. petroleum producer since 2017, as a director for Bemis Company, a global manufacturer of flexible packaging, since 2018, and as a director for GCP Applied Technologies, Inc., a global provider of construction product technologies, since March 2019.

Previously, Ms. Ogilvie served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration from 2008 to 2018. Ms. Ogilvie also served within the last five years as a director of Forest City Realty Trust, Inc., Southwest Bancorp Inc., Seventy Seven Energy Inc., Zais Financial Corporation, LSB Industries, Inc. and the Korea Fund. Prior to that, Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer and General Counsel. Following the merger, she served as Chief of Staff at Cowen Group, Inc. until 2010.

ANDREW M. ROSS Age: First Became a Ferro Director: Committee Assignments: Skills and Qualifications:

57

2016

Audit Committee

Governance & Nomination Committee

Mr. Ross has more than 25 years of experience in the pigments and performance additives industry. He has served in a number of senior management positions and has valuable experience in strategic acquisitions. Mr. Ross also has a background in corporate finance.

Biographical Information:

Mr. Ross is the former President of the Pigments and Additives business of Rockwood Holdings, Inc. (“Rockwood”), a performance additives and titanium dioxide business that was sold to Huntsman Pigments in October 2014. Prior to that position, he served in various management roles and led initiatives at Rockwood that significantly increased the sales and profitability of its color pigments business, including several multi-national acquisitions, acquisition integrations, and operational efficiency optimization projects. Mr. Ross’ career has included senior leadership roles in family-owned, private equity-sponsored and publicly traded companies. Mr. Ross currently serves as a member of the board of Bartek Ingredients, Inc., a privately held company.

Ferro Corporation 2019 Proxy Statement	5

Proposal One

ALLEN A. SPIZZO Age: First Became a Ferro Director: Committee Assignments: Skills and Qualifications:

61

2016

Compensation Committee (Chair)

Audit Committee

Mr. Spizzo has extensive experience in the specialty chemicals industry. He has served in a number of senior management positions in key corporate functions, including finance, strategic planning, corporate development and investor relations. He also has served on the boards of other publicly traded chemical and materials companies.

Biographical Information:

Mr. Spizzo has been a business and management consultant focused on the chemicals, materials, biotechnology and pharmaceutical industries since November 2008, and he also serves as an investment adviser and asset management trustee. He served as Vice President and Chief Financial Officer of Hercules Incorporated (“Hercules”), a former S&P 500 specialty chemicals company, from March 2004 until the company was sold to Ashland Inc. in November 2008. He served as Vice President, Corporate Affairs, Strategic Planning and Corporate Development of Hercules from July 2002 to March 2004. He served as Vice President, Investor Relations and Strategic Planning of Hercules from 2000 to July 2002. Prior to that, he served in other capacities with Hercules since 1979.

Mr. Spizzo recently served on the board of directors for A. Schulman, a specialty materials company, until its sale in 2018, and Global Specimen Solutions, Inc. until its sale in 2017. Mr. Spizzo also served on the board of directors of OM Group, Incorporated until its sale in 2015.

PETER T. THOMAS Age: First Became a Ferro Director: Other Public Company Board Directorships: Skills and Qualifications:

63

2013

Innophos Holdings, Inc.

Mr. Thomas brings to the Board a comprehensive understanding of Ferro’s business from his eighteen years with the Company in various positions of executive leadership. His deep knowledge of the business and familiarity with day-to-day operations allow him to contribute critical insight to the Board in shaping and executing Ferro’s strategy.

Biographical Information:

Mr. Thomas was appointed President and Chief Executive Officer of Ferro and was elected to the Board in April 2013 after serving as interim President and Chief Executive Officer since November 2012. Mr. Thomas was elected Chairman of the Board in April 2014.

Prior to his appointment as interim President and Chief Executive Officer, Mr. Thomas served as the Operating Vice President of Ferro’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro in 2000 as Director of Sales for Polymer Additives. Prior to joining Ferro, Mr. Thomas was Vice President of the Oleochemical-Derivatives business unit for Witco Corporation. He also held positions at Witco Corporation as Vice President of Sales and Global Market Director.

Mr. Thomas also serves as a director of Innophos Holdings, Inc., a leading international producer of specialty ingredient solutions for the food, health, nutrition and industrial markets.

6	Ferro Corporation 2019 Proxy Statement

Proposal One

RONALD P. VARGO
Age:	64
First Became a Ferro Director:	2009
Committee Assignments: Other Public Company Board Directorships:	Audit Committee (Chair) Compensation Committee EPAM Systems, Inc. EnerSys
Skills and Qualifications:

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance, and operations in global corporations. In addition, Mr. Vargo has served in senior management positions at publicly traded companies, including as the chief financial officer of two publicly traded companies, ICF International and Electronic Data Systems.

Biographical Information:

Mr. Vargo served as Vice President and Chief Financial Officer of ICF International, a leading provider of consulting services and technology solutions to government and commercial clients, from April 2010 until May 2011. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Chief Financial Officer in 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc (“BP”) and the Standard Oil Company, which was acquired by BP.

Mr. Vargo also serves as a director of EPAM Systems, Inc., a global IT services provider, and EnerSys, a global leader in stored energy solutions for industrial applications.

Ferro Corporation 2019 Proxy Statement	7

Proposal One

Each of the nominees has agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the 2019 Annual Meeting, in the unlikely event that any of them does not stand for re-election, the shares represented by proxy at the 2019 Annual Meeting may be voted for the election of a substitute nominee named by the Board.

Board Composition and Diversity

Presented below is a depiction of the expected independence and tenure of our Board of Directors immediately following the 2019 Annual Meeting, assuming the election of the nominees named in the proxy statement.

The Board of Directors encourages a diversity of backgrounds among its members and has a Corporate Governance Principle in place demonstrating its commitment to the consideration of diversity in identifying director nominees. The Board considers candidates with significant direct or indirect experience that will provide the Board of Directors as a whole with the talents, skills, diversity and expertise to serve the long-term interests of the Company and its shareholders. The Board believes that it benefits from being comprised of men and women with a rich diversity of backgrounds and experiences, who work together in a positive and collegial fashion and demonstrate the ability to act effectively on behalf of all of the Company’s shareholders.

Vote Required for Approval

The six nominees who receive the greatest number of votes cast by the shares present, in person or by proxy, and entitled to vote at the meeting will be elected Directors, subject to the Policy of the Board of Directors Relating to Majority Voting. Abstentions and broker non-votes will not be considered as shares voted “for” or “withheld” in the election of nominees.

If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Mr. Lorber, Ms. Ogilvie, Mr. Ross, Mr. Spizzo, Mr. Thomas and Mr. Vargo.

If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.

8	Ferro Corporation 2019 Proxy Statement

Proposal One

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of Mr. Lorber, Ms. Ogilvie, Mr. Ross, Mr. Spizzo, Mr. Thomas and Mr. Vargo. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Board Meetings and Attendance

During 2018, the Board met 6 times. Each Director attended at least 75% of the total number of Board and committee meetings held during his or her tenure, with the exception of Mr. Hyland whose health issues during 2018 precluded his full participation. In accordance with Ferro’s Corporate Governance Principles, the Directors are encouraged to attend the Annual Meetings of Shareholders. All of the Directors then in office attended the 2018 Annual Meeting, except for Richard J. Hipple, whose term expired at the 2018 Annual Meeting, and Mr. Hyland.

Ferro Corporation 2019 Proxy Statement	9

Corporate Governance

CORPORATE GOVERNANCE

Corporate Governance Attributes and Principles

The Board of Directors and management believe that good corporate governance enhances investor confidence and increases shareholder value. Certain corporate governance attributes are listed on page 2. The Board has adopted Corporate Governance Principles, which are intended to ensure that Ferro’s Director qualifications, committee structure and overall Board processes facilitate good corporate governance and independent oversight of the Company’s management. The Corporate Governance Principles may be accessed on Ferro’s website (www.ferro.com).

Director Independence

The Board has adopted formal Guidelines for Determining Director Independence. The purpose of these Guidelines is to assist the Board in its evaluation of and determination regarding the independence of members of the Board. The Guidelines meet or exceed the independence standards set forth in section 303A of the NYSE listing standards, and the Board has determined that all Directors and Director nominees, other than Mr. Thomas, recommended by the Board for re-election qualify as “independent” under such Guidelines. The Guidelines may be accessed on Ferro’s website (www.ferro.com).

Majority Voting Policy

The Board has adopted the Policy of the Board of Directors Relating to Majority Voting (the “Majority Voting Policy”). Pursuant to the Majority Voting Policy, in the event of an uncontested election — an election in which the number of nominees for Director does not exceed the number of Directors to be elected — where a nominee for Director receives more votes “withheld” from his or her election than votes “for” his or her election, such Director is expected to tender to the Governance & Nomination Committee his or her resignation as a Director. The Governance & Nomination Committee of the Board will then consider the resignation tendered and recommend to the Board whether to accept or reject it. If the Board rejects the Director’s resignation, the Director will continue to serve for the remainder of his or her term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If the Board accepts the Director’s resignation, then the Board in its sole discretion may fill any resulting vacancy or may decrease the number of Directors comprising the Board. The Governance & Nomination Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that they consider appropriate.

10	Ferro Corporation 2019 Proxy Statement

Corporate Governance

Board Committees

The Board of Directors has an Audit Committee, Compensation Committee and Governance & Nomination Committee. Copies of the charters for each of the committees are posted on the Company’s website (www.ferro.com), under “Investor Relations” and are available to any stockholder in hard copy upon request to the Company. Information regarding the committees is set forth in the following table:

AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE & NOMINATION COMMITTEE

Responsibilities:

The Committee is responsible for:

•  oversight of the integrity of Ferro’s financial statements

•  oversight of compliance with legal and regulatory requirements relating to Ferro’s financial reports

•  the appointment, retention and oversight of Ferro’s independent registered public accounting firm

•  oversight of the performance of the internal audit function

•  oversight of the enterprise risk management function

Responsibilities:

The Committee is responsible for:

•  recommending policies for the compensation of Directors

•  setting the compensation of the Senior Management Committee

•  oversight of management’s administration of significant employee compensation and benefit plans

Responsibilities:

The Committee is responsible for:

•  recommending to the Board nominees for election as Directors

•  recommending to the Board criteria and qualifications for new Board members

•  recommending to the Board the composition and chair of each committee

•  overseeing adherence to the Corporate Governance Principles adopted by the Board

Independence: Each Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1)

Independence:

Each Committee member is independent under NYSE listing standards, a “non-employee director” as defined in Section 16(b) of the Securities Exchange Act of 1934 and an “outside director” as defined in Section 162(m) of the Internal Revenue Code

Independence: Each Committee member is independent under NYSE listing standards
Members*: Ronald P. Vargo, Chair Marran H. Ogilvie Andrew M. Ross Allen A. Spizzo	Members: Allen A. Spizzo, Chair David A. Lorber Ronald P. Vargo	Members: David A. Lorber, Chair Gregory E. Hyland Marran H. Ogilvie Andrew M. Ross
Number of meetings in 2018: 6	Number of meetings in 2018: 5	Number of meetings in 2018: 3

*

Each member of the Audit Committee has the requisite financial literacy required under section 303A of the NYSE listing standards to serve on the Audit Committee, as well as the requisite attributes to qualify as an “audit committee financial expert,” as defined in section 407 of the Sarbanes-Oxley Act and the SEC’s rules. The Board has chosen to designate Mr. Vargo as the “audit committee financial expert” for purposes of section 407 of the Sarbanes-Oxley Act. (Mr. Vargo’s biography is on page 7.)

Ferro Corporation 2019 Proxy Statement	11

Corporate Governance

Director Nomination Process

The Governance & Nomination Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews, and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, pursuant to the Company’s Corporate Governance Principles, the Governance & Nomination Committee considers a variety of factors, including skills, independence, background, experience, diversity, and compatibility with existing Board members. The Governance & Nomination Committee may also consider such other factors as it deems appropriate and in the best interests of the Company and its shareholders.

The Governance & Nomination Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member is of retirement age or does not wish to continue in service, or if the Governance & Nomination Committee or the Board decides not to nominate a member for re-election, then the Committee considers the desired skills and experience that it would like Director candidates and the Board as a whole to have in light of the criteria outlined above. The Governance & Nomination Committee considers potential Director candidates that may be recommended by the Board, senior management, shareholders and consultants. All candidates, regardless of the source of the recommendation, are considered in the same manner.

The Governance & Nomination Committee considered each Director’s leadership experience, specific industry or manufacturing experience, and familiarity with global operations. The Directors hold or have held executive officer positions or serve or have served on boards of directors in organizations that have provided them experience in operations, management, risk management, governance and leadership development. The Board and the Governance & Nomination Committee believe that these skills and qualifications, combined with diverse backgrounds and the ability to work in a positive and collegial fashion, benefit Ferro and Ferro’s shareholders by creating a strong and effective Board.

The Governance & Nomination Committee will consider candidates for the Board who are recommended by shareholders in accordance with the provisions in the Company’s Amended and Restated Code of Regulations (“Code of Regulations”). Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA, not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. The recommendation notice should include the information required by the Company’s Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a Director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a Director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles and guidelines. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Board Leadership Structure

Ferro’s Board leadership structure consists of a combined CEO and Chairman of the Board, along with an independent Lead Director. Ferro believes that a combined CEO and Chairman of the Board role is appropriate because it provides an efficient and effective leadership structure for Ferro. It promotes alignment between the Board and management on Ferro’s strategic objectives, facilitates effective presentation of information to enable the Board to fulfill its responsibilities, and allows for productive and effective Board meetings.

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These sessions are chaired by the Lead Director. Neither the CEO nor any other member of management attends these sessions except in limited circumstances if requested by the Directors. Following each executive session, the Lead Director or the other non-management Directors share with the CEO or other members of senior management such observations, comments or concerns as the Lead Director and the other non-management Directors deem appropriate. Mr. Lorber, the Chair of the Governance & Nomination Committee, currently serves as the Lead Director.

12	Ferro Corporation 2019 Proxy Statement

Corporate Governance

The independent Directors have access to Ferro management as they deem necessary or appropriate, consistent with the Company’s Corporate Governance Principles. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee, and Compensation Committee meet periodically with members of senior management.

The Board examines the Company’s corporate governance policies and leadership structure on an ongoing basis.

Board Education

Ferro encourages its Directors to participate in recommended continuing education programs focused on current topics of importance to boards, best practices in corporate governance, and legal and ethical responsibilities of directors. The Company reimburses Directors for their expenses associated with attending one director education conference each year. Director education also is provided during board meetings and may include materials and presentations developed internally or by third parties.

Environmental, Social and Governance Considerations

Ferro is committed to operating in a manner that upholds the reputation of our Company. In the area of environmental, social and governance (“ESG”) issues, our Board of Directors leads by example, recognizing a range of stakeholders and receiving regular updates on such issues from management. Among other things, management regularly discusses with the Board legal, compliance and ethical issues, including company policies, practices, and training.

Ferro long has recognized the value of attending to ESG considerations. The Chief Executive Officer, General Counsel, the Director of Environmental, Health and Safety and many other employees monitor and manage ESG issues within our value chain. Ferro seeks to source responsibly, protect employee safety, and develop environmentally friendly products, to name just a few areas of focus. The Company also seeks to ensure accountability for meeting ESG standards. For example, with respect to workplace safety, Ferro ties performance on safety targets to the compensation of executives and managers, including the CEO.

In 2019, we are undertaking a materiality assessment and engaging with internal and external stakeholders on ESG topics. The outcomes of the assessment will inform the priorities within our ESG strategy.

Succession Planning

Our Board considers management development and succession planning to be a critical part of the Company’s long-term strategy, and has an ongoing program for senior leadership development and succession. The full Board oversees CEO and senior management development and succession plans and each year formally reviews these plans with our CEO. The Board regularly discusses potential CEO candidates and their development and preparedness.

Discussions with the Board regarding management development and succession planning include consideration of the skills, performance and characteristics of the CEO and other key senior managers and their likely successors, other high-potential associates, the talent pipeline, key hiring decisions and organizational changes, and plans for identification, mentoring, and continuing development of potential internal candidates for leadership positions within the Company.

Board’s Role in Risk Management Oversight

The Board provides oversight of the Company’s risk management through its review of risks associated with the Company’s operations and strategic initiatives, both as a Board and, as appropriate, through Board committees.

The Audit Committee has the central role in risk management oversight on behalf of the Board. The Board receives periodic reports from the Audit Committee with respect to its discussions with management regarding Ferro’s

Ferro Corporation 2019 Proxy Statement	13

Corporate Governance

assessment and management of risks, any major risk exposures and steps management has taken to monitor and control such exposures, and Ferro’s use of certain financial instruments. Management uses an enterprise risk management process to identify, assess, manage and mitigate risks to the Company. The CEO, Chief Financial Officer (“CFO”), Director of Internal Audit and General Counsel of the Company each periodically report to the Audit Committee with respect to risk management. In addition, the CFO and the Treasurer each periodically report to the Audit Committee with respect to financial risk management and Ferro’s use of certain financial instruments. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing Ferro’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking. The Compensation Committee also periodically provides reports to the Board regarding compensation-related risks. The Governance & Nomination Committee addresses risk issues related to the structure, operation, and composition of the Board and its committees. The Governance & Nomination Committee periodically provides reports to the Board on such matters.

Shareholder Engagement

We believe that a tenet of good corporate governance is healthy interaction with our shareholders to understand the issues important to them. Our management team regularly engages with shareholders on a variety of topics, including our corporate strategy and performance and corporate governance. In addition, we communicate with shareholders through quarterly earnings calls, press releases, analyst meetings and investor conferences.

During 2018, members of our management team met with our top 20 largest shareholders, who collectively own over 60% of our outstanding shares, to discuss our business strategy and solicit their views on other matters of interest to them.

Other Corporate Governance Measures

Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of our legal and ethical policies may be found on Ferro’s website (www.ferro.com) in our Code of Business Conduct, and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA. The Audit Committee is responsible for the review of the Company’s legal and ethical policies. The

14	Ferro Corporation 2019 Proxy Statement

Corporate Governance

Audit Committee must approve any exception or waiver to these policies. In addition, a description of any exception, amendment or waiver to these policies with respect to the CEO, the CFO and the Company’s principal accounting officer, controller or persons performing similar functions will be posted on the Company’s website within four business days following the date of the exception, amendment or waiver. Ferro also maintains a hotline, which allows employees throughout the world to report confidentially violations of the Company’s legal and ethical conduct policies, consistent with local legal requirements and subject to local legal limitations. In addition, the Governance & Nomination Committee is responsible for reviewing and approving any related party transactions.

Shareholders may communicate with the Board, the Chair of the Board, the Lead Director, a Board committee, the non-employee Directors as a group, or individual Directors by sending written communications addressed to the Board of Directors, a Board committee or such individual Director or Directors, to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary generally will initially review communications before forwarding them to members of the Board to whom the communication is directed or, if the communication is not directed to any specific member(s) of the Board, to the Chair of the Board, the Lead Director or the Chair of the Governance & Nomination Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company. Concerns about accounting or auditing matters or possible violations of our any of our policies should be reported pursuant to the procedures outlined in our legal and ethical policies.

Ferro Corporation 2019 Proxy Statement	15

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in the Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Common Stock by (i) each current Director and the nominees for re-election, (ii) each executive officer named in the Summary Compensation Table on page 32 below, and (iii) all current Directors and current executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. The information set forth below is as of March 14, 2019.

	Shares of Common Stock Owned Directly or Indirectly	Shares of Common Stock Underlying Options or Deferred Stock Units Exercisable Within 60 Days of Record Date	Total Shares of Common Stock	Percentage of Outstanding Common Stock
Directors
Gregory E. Hyland(1)	42,700	33,900	76,600	*
David A. Lorber(1)	38,528	33,900	72,428	*
Marran H. Ogilvie(1)	2,000	7,200	9,200	*
Andrew M. Ross(1)	2,000	14,700	16,700	*
Allen A. Spizzo(1)	0	14,700	14,700	*
Peter T. Thomas(2)	662,127	795,400	1,457,527	1.77%
Ronald P. Vargo(1)	45,700	33,900	79,600	*
Officers Named in Summary Compensation Table
Benjamin Schlater(2)	32,555	24,418	56,973	*
Mark H. Duesenberg(2)	197,863	248,133	445,996	*
10 Directors and Executive Officers as a Group(3)	1,023,473	1,206,251	2,229,724	2.71%

*	Less than 1 percent.

(1)

Amounts reported include shares held on behalf of each Director under the Ferro Director Deferred Compensation Plan because the Directors have the ability to direct the voting of shares held in such plan. Amounts reported include 33,900 in the case of Messrs. Hyland, Lorber, and Vargo, 7,200 in the case of Ms. Ogilvie and 14,700 in the case of Messrs. Ross and Spizzo, deferred stock units that would be converted into shares of Common Stock if the Director ceased to serve as a Director; however, the deferred stock units have no current voting rights.

(2)

Shares of Common Stock reported above do not include (i) 38,300, 21,700 and 219,200 restricted share units awarded to Messrs. Duesenberg, Schlater and Thomas, respectively, (ii) 46,500, 50,500 and 265,700 performance share units awarded to Messrs. Duesenberg, Schlater and Thomas, respectively, or (iii) 174,832 “phantom” shares held for the accounts of Messrs. Duesenberg, Schlater and Thomas in the Supplemental 401(k) Plan.

(3)

Shares reported above do not include 279,200 restricted share units awarded to the executive officers, 362,700 performance share units awarded to the executive officers or 174,832 “phantom” shares held for the accounts of the executive officers in the Supplemental 401(k) Plan.

16	Ferro Corporation 2019 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership (Shares of Common Stock)	Percentage of Outstanding Common Stock
Mario J. Gabelli and related entities(1) One Corporate Center Rye, New York 10017	9,263,482	11.27%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,609,375	9.26%
Wellington Management Company LLP(3) 280 Congress Street Boston, Massachusetts 02210	5,849,845	7.12%
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	5,667,627	6.90%

(1)

We obtained the information regarding the share ownership of Mario J. Gabelli and related entities from the Schedule 13D/A filed March 27, 2018, by Gabelli Funds, LLC, Teton Advisors, Inc., GAMCO Asset Management Inc., Mario J. Gabelli, GGCP, Inc., GAMCO Investors, Inc. and Associated Capital Group, Inc., which reported sole voting power as to 8,883,782 shares of Common Stock and sole dispositive power as to 9,263,482 shares of Common Stock.

(2)

We obtained the information regarding share ownership from the Schedule 13G/A filed February 11, 2019, by The Vanguard Group, which reported sole voting power as to 171,157 shares of Common Stock, shared voting power as to 11,900 shares of Common Stock, sole dispositive power as to 7,433,518 shares of Common Stock and shared dispositive power as to 175,857 shares of Common Stock.

(3)

We obtained the information regarding share ownership of Wellington Management Company LLP and related entities from the Schedule 13G/A filed February 12, 2019, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, which reported sole voting power as to 0 shares of Common Stock, sole dispositive power as to 0 shares of Common Stock, shared voting power as to 2,748,750 shares of Common Stock and shared dispositive power as to 5,624,822 shares of Common Stock.

(4)

We obtained the information regarding share ownership from the Schedule 13G/A filed February 4, 2019, by BlackRock, Inc., which reported sole voting power as to 5,483,379 shares of Common Stock and sole dispositive power as to 5,667,627 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

To Ferro’s knowledge, based solely on review of the copies of such reports furnished to Ferro, during the fiscal year ended December 31, 2018, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

Ferro Corporation 2019 Proxy Statement	17

Executive Compensation Discussion & Analysis

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

This Executive Compensation Discussion & Analysis (CD&A) is intended to provide investors with an understanding of our compensation policies and a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer, Chief Financial Officer and the other member of the Senior Management Committee for 2018, each a “named executive officer”:

Mr. Thomas	President and CEO
Mr. Schlater	Vice President & Chief Financial Officer
Mr. Duesenberg	Vice President, General Counsel and Secretary

Executive Summary

Ferro is a company that has undergone significant transformation in recent years. Through successful execution of its “Value Creation Strategy,” Ferro divested non-core businesses, acquired strategic businesses, changed its culture, and has become a focused and fundamentally stronger business. Today, Ferro is a leading functional coatings and color solutions company with a dramatically improved record of growth and profitability and a strong foundation for the future.

Ferro has grown both organically and through acquisitions. Organic growth has been revitalized, as we have focused on innovation and providing our customers with market-leading technologies. And since implementing our strategy, Ferro has completed some twenty acquisitions, including several in 2018. The successful execution of our strategy has resulted in stronger financial performance, including higher revenue, higher gross profit, and higher earnings.

How Ferro Has Improved from 2013 to Today

In 2013, the Company announced its Value Creation Strategy, which would transform Ferro from a diversified specialty chemicals company to a focused functional coatings and color solutions company. The Value Creation Strategy has centered on:

1) streamlining operations and reducing operating cost;

2) divesting underperforming and non-core businesses; and

3) pursuing high-value growth opportunities.

The objective was to narrow the Company’s focus to enable it to leverage its strengths, including:

1) business platforms that share core competencies such as color innovation, glass technology, application science, particle engineering know-how and formulation customization;

2) shared manufacturing infrastructure and processes across business platforms;

3) leadership positions in niche markets; and

4) the ability to collaborate with customers to offer customized formulations.

Execution of the first phase of the strategy, which included implementing cost reduction measures and eliminating inefficiencies, significantly improved the Company’s profitability through improved gross profit and reduced Selling, General and Administrative (“SG&A”) expense. In the second phase of the strategy, the Company divested five non-core businesses, which resulted in decreased revenue in the short term but enabled the Company to focus on the businesses reflecting its core strengths. The divestitures also generated cash to position the Company to acquire higher-growth, higher-margin businesses in the third phase of the strategy.

18	Ferro Corporation 2019 Proxy Statement

Executive Compensation Discussion & Analysis

In the course of executing its strategy, Ferro has completed some twenty acquisitions that complement its core businesses, provide attractive margins, and improve its capabilities in important growth markets. The businesses that Ferro acquired, which reside in all three reporting segments, have added to the top line, while also improving profit margins and earnings.

Ferro currently is in phase four of its Value Creation Strategy: dynamic innovation and optimization. In this phase, Ferro is focused even more intensely on developing innovative products and services that address customer needs and align with broader macro-economic trends and on implementing optimization initiatives that improve the way we do business and drive efficiencies throughout our operations.

The below diagram sets forth the key components of each phase of our Value Creation Strategy.

Phase One
✓ Operating efficiencies
✓ Cost reductions
✓ Improved gross profit and decreased SG&A expense
Phase Two
✓ Exit five non-core, less profitable business units resulting in decreased revenue, gross profits and operating profit in the short term
✓ Simplify the company to focus on businesses with strong market positions
✓ Cash generation for third phase of strategy
✓ More coherent portfolio
Phase Three
✓ Multiple acquisitions that complement core businesses, provide attractive margins, and improve capabilities in important growth markets
✓ Re-energize organic growth
✓ Focus on product innovation with 15% of revenue attributable to new products introduced within the last three years
Phase Four
Current Phase: Dynamic innovation and optimization
✓ Innovation aligned to trends and customer needs
✓ More balanced organic and inorganic growth
✓ On-going optimizations to drive efficiency

Ferro Corporation 2019 Proxy Statement	19

Executive Compensation Discussion & Analysis

Say-on-Pay

The Compensation Committee considered the most recent “say-on-pay” shareholder advisory vote held in May 2018 regarding the NEOs compensation. The Compensation Committee considered the outcome of the most recent “say-on-pay” vote and the views of shareholders that have been shared with management and concluded that neither suggested a need for consideration of any significant changes to compensation practices at this time. Approximately 96% of shareholder votes cast were in favor of the executive officer compensation as described in our proxy statement. Over the past six years, an average of 95% of votes cast have been in favor of the Company’s executive officer compensation.

Components of Compensation and Alignment between Compensation and Performance

Base Salary: An executive’s base salary is cash compensation that is generally not at risk and is paid to the executive regardless of the performance of the Company in a particular year.

Annual Incentive Plan (“AIP”): The AIP enables executives to be rewarded for Company performance and shareholder returns. It generally is structured to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target financial performance.

As it has done in the past, the Committee established a pool to fund the AIP awards based on a shareholder approved metric, which for 2018 was 1.5% of gross profit. A target award amount, based on percentage of base salary, was determined for each executive officer: Mr. Thomas-100%; Mr. Schalter-65% and Mr. Duesenberg-65%. The Committee established Company financial performance metrics for the AIP. For 2018, the performance metric components of the AIP award were EBITDA (70% weighting), budgeted net sales growth (20%), and strategic goals (10%) as described on page 25, based on the budget in the annual operating plan approved by the Board of Directors. Measuring strategic objectives ensures the overall performance of the Company is considered before awards are made. AIP awards also take into account individual performance and the amount calculated by application of the Company performance metrics may be decreased or increased by as much as 20% based upon the individual’s performance relative to performance goals established by the Committee. The entire annual bonus is subject to recoupment (“clawback”) under the Company’s clawback policy.

20	Ferro Corporation 2019 Proxy Statement

Executive Compensation Discussion & Analysis

Long-Term Incentive (“LTI”): A substantial portion of annual compensation is in the form of long-term incentives. In aggregate, long-term incentives comprise 45%-63% of annual pay, as described on page 41. LTI consists of three forms of awards:

•	50%: Performance Share Units

•	30%: Stock Options

•	20%: Restricted Share Units

This design ensures that the majority of compensation of senior executives is linked to the performance of the Company stock and resulting shareholder returns. For the long-term incentive awards granted annually both performance share units and restricted share units have a three-year cliff vesting and the stock options have a three-year ratable vesting. The restricted share units are subject to an additional two-year holding period upon vesting, at the end of which the shares of Common Stock are distributed and federal income taxes paid. All stock options have a maximum term of ten years.

Further reinforcing the pay for performance relationship and the financial goals associated with the dynamic innovation and optimization phase of the Company’s strategy, the metrics chosen for the performance share unit grants for the 2018-2020 period were three-year average adjusted free cash flow from continuing operations on invested capital and cumulative EBITDA, each weighted at 50%. The goals for the 2018-2020 performance period include a TSR Modifier, based on Ferro’s three-year TSR compared with the TSR for the Specialty Chemicals Index for that period. If Ferro’s TSR is at or above the 75th percentile, the payout based on achievement of the financial goals will be increased by 20%. If Ferro’s TSR is at or below the 25th percentile, the payout based on achievement of the financial goals will be decreased by 20%. At the end of the vesting period and only if the performance conditions have been met, the executives will receive one-half of the award value in non-forfeitable shares of the Company’s Common Stock, including the nominal amount of dividends paid on earned performance share units, if any, and the remaining one-half award value in cash.

Consistent with the methodology followed in past years, the number of shares granted on February 21, 2018 was calculated based on the average closing stock price during the prior calendar month. The use of an average stock price mitigates the possibility that a significant one-day change in stock value will have a material impact on the number of stock options or share awards granted. For grants made on February 21, 2018, the average closing price during the month of January 2018 used to determine the awards was $24.01 and the actual grant date share price reported in the Summary Compensation Table (“SCT”) was $22.01.

Ferro Corporation 2019 Proxy Statement	21

Executive Compensation Discussion & Analysis

Executive Compensation Program Attributes

Along with its pay for performance orientation and the executive compensation highlights listed on page 3, the Company’s executive compensation program includes the following attributes:

What We Do	What We Don’t Do
✓ Our cash bonus plans are performance-based.	✗ We do not engage in compensation programs that create undue risk.

✓ 50% of long-term equity incentives are explicitly performance-based, while another 30% are based on share appreciation above the option exercise price.	✗ Non-qualified plans do not provide for any “above-market” interest or guaranteed investment returns.

✓ The Compensation Committee reviews on an annual basis comprehensive tally sheets, illustrating the total compensation for the most recent two years for each executive officer.

✗  Dividends may accrue on our performance share units and restricted share units, but are paid only when and to the extent the underlying award is earned and vested. Our award plans and policies prohibit re-pricing or backdating of awards.

✓ A severance policy provides for payments consistent with market practices of peer companies.	✗ Our bonus plans do not include any minimum payment levels or provide guaranteed bonus payments.

✗ Our award plans and policies prohibit re-pricing or backdating of awards.

Executive Compensation Philosophy and Guiding Principles

Ferro is committed to the following guiding principles in the design of its executive compensation program.

•

Attract, Retain, and Align: Provide a total compensation opportunity that will attract and retain an experienced and high-performing senior management team and direct their efforts toward the achievement of the Company’s financial goals and generation of shareholder value;

•

Reward Achievement: Maintain a strong “pay for performance” character by aligning rewards with proven financial results and changes in shareholder value so that exceptional achievement generates pay that is above market medians and performance below target yields compensation that is below market median; and

•

Remain Competitive: Target aggregate expenditures for each compensation element generally at the 50th percentile of competitive market practices, which includes a custom peer group as well as a general industry group comprised of companies with comparable revenues. In addition to market practices, factors such as experience, performance, future potential, internal equity and attraction of talent also are considered in establishing compensation, which may result in actual pay levels above the 50th percentile.

Oversight of Executive Compensation

•

Compensation Committee: The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the CEO and other executive officers. The Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and oversees management’s administration of the other significant employee compensation and benefit plans. In carrying out its oversight responsibilities, the Committee is supported by an independent executive compensation consultant and management as further described below. The Committee has the sole authority to retain (and terminate) any consultants used to evaluate the Company’s executive management compensation.

22	Ferro Corporation 2019 Proxy Statement

Executive Compensation Discussion & Analysis

•

Management: Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee and ensures the Company’s compensation plans are administered in accordance with the provisions of the plans. The CEO and the Vice President of Human Resources participate in an advisory capacity in the Committee’s meetings, including the annual compensation review in February each year, provide the Committee with data and analyses and make recommendations with respect to awards to members of the Senior Management Committee, excluding the CEO. The Committee makes its decisions with respect to the compensation of the CEO in executive session, without the presence of management.

•

Independent Compensation Consultant: The Committee has retained Exequity LLP, an independent compensation consultant (the “Compensation Consultant”), to advise on executive compensation matters. The Compensation Consultant reports directly to the Committee and provides expertise to the Committee and management on the design of appropriate executive compensation plans, analysis of the effectiveness of existing plans and the market-competitiveness of base salary, annual incentive levels and long-term incentive awards. The Compensation Consultant also provides advice to the Committee and management on the competitive elements of the pay program for non-employee Directors. The Compensation Consultant did not provide any additional services to the Company during 2018. In connection with its engagement of the Compensation Consultant, the Committee reviewed a conflict of interest assessment and found that no conflicts of interest exists.

Executive Compensation Peer Group

For compensation decisions made in February 2018, the Compensation Consultant provided competitive market data for both a custom peer group and a 40-company general industry group.

The companies comprising the custom peer group were selected based on factors including company size (e.g., revenues, market capitalization and employees), products, end-use markets and degree of global operations. The annual revenues for the peer group companies generally ranged from one-half to two times the Company’s annual revenues, and these companies overlapped significantly with the Company’s businesses and end-use markets.

Data for the custom peer group comes from the Equilar database and, for companies not reporting the information to Equilar, from proxy disclosures. Data from the custom peer group and general industry group were used to identify competitive base salaries, annual incentive targets, target total cash compensation, long-term incentives and total direct compensation (cash compensation plus long-term incentives) for the CEO and other executive officers. These competitive pay levels served as a basis for the Committee’s annual review of the Company’s pay programs. The Committee considered this information in establishing base salaries, annual incentive targets and long-term incentive awards. The Committee approves all pay decisions related to the NEOs and other executive officers, if any.

The general industry group represents companies from a broader range of industries, and is composed of 20 companies with revenues higher and 20 companies with revenues lower than the Company. The Compensation Consultant provides this list of companies and their pay practices to the Committee. Pay practices for the general industry group, all of which are reported to the Equilar database, establish a secondary reference point to confirm the validity of the findings from the custom peer group proxy statement analysis, and provide a broader perspective on compensation practices across the market within which the Company competes for senior executives.

Ferro Corporation 2019 Proxy Statement	23

Executive Compensation Discussion & Analysis

The peer group listed below was approved at the Committee’s July 2017 meeting and was used as a factor in making February 2018 compensation decisions. Chemtura Corporation, which had been included in the peer group, was acquired in April 2017, and thus was removed from the peer group. The peer group is otherwise consistent with prior years.

Compass Minerals International Inc	NewMarket Corporation

HB Fuller Company	OMNOVA Solutions Inc

Hexcel Corporation	Quaker Chemical Corporation

Innophos Holding Inc	Rayonier Advanced Materials Inc

Innospec Inc	Sensient Technologies Corporation

Koppers Holdings Inc	Stepan Company

Kraton Performance Polymers Inc	Tronox Limited

Minerals Technologies Inc

2018 Executive Compensation Decisions

At its February 21, 2018 meeting, the Committee reviewed the compensation for the executive officers. The Committee considered the competitive market data provided by the Compensation Consultant for base salary, annual incentive targets and long-term incentive awards, the recommendations of the CEO, and the experience, tenure and performance of each executive. Mr. Schlater’s base salary increase reflects recognition of alignment to market median.

The below graph shows the base salary and target AIP decisions made at the February 21, 2018 Compensation Committee meeting:

Executive	Base Salary Increase	Target AIP Changes
Mr. Thomas	3.0% increase; $940,600	No change; 100%
Mr. Schlater	6.0% increase; $436,700	No change; 65%
Mr. Duesenberg	3.0% increase; $435,000	No change; 65%

The Committee also approved long-term incentive grants to Mr. Thomas, Mr. Schlater and Mr. Duesenberg comprised of restricted share units, stock options and performance share units. In determining the size of long-term incentive award grants, the Committee evaluated competitive market data and discussed other relevant factors, including the experience and retention of the NEOs, and the strategic direction of the Company. The Committee concluded that it would keep long-term incentive award calculated values consistent with 2017 award calculated values for Mr. Thomas and Mr. Duesenberg, while providing a 20% increase in value for Mr. Schlater to align with the market median. The Committee established the goals for vesting of the performance share units for the 2018-2020 performance period, as discussed on page 26.

24	Ferro Corporation 2019 Proxy Statement

Executive Compensation Discussion & Analysis

At its meetings in February 2019, the Committee reviewed the Company’s performance compared to the goals for determining payouts for the 2018 AIP. Actual results at the corporate level were as follows:

(1)

EBITDA is calculated as operating profit plus the depreciation and amortization included in operating profit. One-time charges, including restructuring, impairment charges and discontinued operations are excluded from operating profit. For divestitures made during 2018, actual results were measured through the date of divestiture and budgeted performance assumed for the remainder of the year. Acquisitions made in 2018 were excluded from the calculation. The calculation was made on a 2017 constant currency basis relative to the approved budget.

(2)

Budgeted Net Sales Growth is calculated as year over year change in net sales on a 2017 constant currency basis relative to the approved budget. For divestitures made during 2018, actual results were measured through the date of divestiture and budgeted performance assumed for the remainder of the year. Acquisitions made in 2018 were excluded from the calculation.

The Committee also reviewed performance related to the Company’s strategic goals. Reference page 20.

Actual results for the AIP financial metrics were slightly below target for EBITDA and above target for budgeted net sales growth. At the recommendation of senior executives, the Committee determined to reduce the amount of the AIP funding pool because certain objectives set by the management team in the course of the year that were not among the AIP goals established at the beginning of the year were not achieved. Consequently, annual cash compensation paid to executive officers for 2018 was below individual target levels and generally was below market median, consistent with the plan design of delivering rewards according to performance.

Ferro Corporation 2019 Proxy Statement	25

Executive Compensation Discussion & Analysis

Based upon the financial results, the achievements related to the strategic goals of the Company and discussion of each executive officer’s contributions during 2018, the Committee determined that each of the executive officers would receive an AIP payout at 88.2% of target as follows:

Executive	AIP payout
Mr. Thomas	$829,600
Mr. Schlater	$250,400
Mr. Duesenberg	$249,400

The Committee also reviewed the results for the goals established for performance share unit grants awarded in February 2016 for the 2016-2018 performance period:

Total number of shares earned, 167.5% of the amount awarded, was based on achievement of the Three-Year Return on Invested Capital at 144.2% of target; achievement of the Cumulative Gross Margin at 150.8% of target and the application of the 20% TSR Modifier. Actual payouts are shown below.

(1)

Three-Year Average Return on Invested Capital (ROIC) is the sum of the ROIC for each of the years in the performance period (2016, 2017 and 2018), divided by three. ROIC for each year of the performance period is the ratio of adjusted tax-affected operating income (excluding charges and precious metal lease expenses) to average invested capital during the year. Average invested capital is equal to the total of invested capital at the end of the fourth quarter of the prior year and each quarter of the year, with the sum divided by five. Invested capital is equal to total equity plus net debt. Total equity is measured by the value on the consolidated balance sheet. Total debt is equal to balance sheet short-term plus long-term debt plus net pension liability plus the value of precious metal leases less cash (including precious metal collateral). Acquisitions and site consolidations made in the 3-year performance period will be excluded.

(2)

Cumulative Gross Margin dollars are the sum of net sales less cost of sales, excluding one-time charges, for each year of the performance period (2016, 2017 and 2018). Acquisitions made in the 3-year performance period will be excluded, with the exception of Ferer. For divestitures made during the 3-year performance period, actual results will be measured through the date of divestiture and budgeted performance assumed for the remainder of the performance period.

26	Ferro Corporation 2019 Proxy Statement

Executive Compensation Discussion & Analysis

(3)

TSR Modifier shall be (i) +20% if the 3-year Ferro TSR is at or above the 75th percentile of the Specialty Chemicals Index TSR, (ii) -20% if the 3-year Ferro TSR is at or below the 25th percentile of the Specialty Chemicals Index TSR, and (iii) shall otherwise be 0%. Under no circumstances, shall the application of the TSR modifier result in a total payout greater than 200% of target. The TSR modifier shall be determined based on a comparison of Ferro’s TSR over the 3-year performance cycle against the TSR for the Specialty Chemicals Index for such period. TSR shall mean the change in the value of the Common Stock over the 3-year performance cycle, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends, which shall be deemed to have been reinvested in the underlying company’s stock effective the ex-dividend date based on the closing price for such company for purposes of measuring TSR. The beginning and ending stock prices will be based on the average closing stock prices during the months of December 2015 and December 2018, respectively. The Company will use a formula for determining the Company’s percentile rank such as the Microsoft Excel function PERCENTRANK. The Company’s rank as a percentile will be calculated excluding the Company from the peer group.

Based on the results, the following payouts were made to executive officers:

	50% Delivered in # Shares	50% Delivered in Cash
Mr. Thomas	132,492	$2,396,780.28
Mr. Schlater	13,148	$ 237,847.32
Mr. Duesenberg	23,198	$ 419,651.82

2018 Executive Compensation Pay Considerations

The Compensation Committee of the Board regularly monitors compensation relative to the market. In setting compensation for Mr. Thomas for 2018, the Compensation Committee determined to increase his base salary 3%, maintain at 100% his target bonus, and provide a 5% increase to his long-term incentives, resulting in target compensation above the aggregate 50th percentile and still providing the opportunity for appropriate reward for strong performance. Although the Committee recognized that the CEO’s target compensation is above the 50th percentile of market pay, the Committee gave its approval because the CEO has been successfully leading the Company’s execution of its Value Creation Strategy. As the Company’s size continues to change, the Committee will continue to monitor the relative positioning of our CEO’s and Named Executive Officers’ (“NEOs”) pay and adjust or not adjust accordingly while considering factors beyond just market pay, i.e., including strategy execution, performance, retention and attraction of talent.

Additional Information Concerning Executive Compensation

Use of Tally Sheets

In 2018, the Compensation Committee reviewed comprehensive tally sheets illustrating the total compensation for the most recent two years for each NEO and the compensation and benefits payable upon termination, including voluntary termination, involuntary separation, and change in control.

Stock Ownership Guidelines

Ferro has maintained stock ownership guidelines for its executive officers since 1998, reinforcing one of the key objectives of the Company’s pay program, i.e., the alignment of pay with the interests of shareholders. The guidelines are reviewed and updated periodically to support their intended purpose. The current guidelines, updated in December of 2015, require the CEO to achieve target ownership of five times base salary, the CFO to achieve target ownership of three times base salary, and other executive officers to achieve target ownership of two times base salary. Newly hired executives have five years to achieve their target ownership levels. The Company’s NEOs meet or exceed the established guidelines with the exception of Mr. Schlater, who has five years from the date on which he assumed the Vice President & Chief Financial Officer position to meet the stock ownership guideline for that position.

Shares of Common Stock deemed to be owned by each executive officer include shares owned outright with no restrictions, restricted share grants, restricted share unit grants, shares owned in the 401(k) Plan, and shares deemed to be invested in Common Stock through the Deferred Compensation Plan and Supplemental 401(k) Plan.

Ferro Corporation 2019 Proxy Statement	27

Executive Compensation Discussion & Analysis

Retirement Benefits

In previous years, the Company offered its employees a defined benefit plan known as the Ferro Corporation Pension Plan for Legacy Employees (the “DB Plan”) and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. The plans were frozen as to new participants effective July 1, 2003 and no additional accruals have been made since 2006. Mr. Thomas, who was hired prior to July 1, 2003, is the only executive officer who has earned a benefit under the DB Plan and the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers are a qualified defined contribution 401(k) plan, called the Ferro Corporation 401(k) Plan (the “401(k) Plan”), and its companion non-qualified defined contribution plan, called the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental 401(k) Plan”). Eligible earnings include both the base salary and AIP award amounts. The Supplemental 401(k) Plan primarily provides participants with Company contributions that would have been made to their 401(k) and basic pension contribution accounts under the 401(k) Plan were it not for tax law limitations. The Supplemental 401(k) Plan allows participants the option of a deemed investment in either Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided.

Deferred Compensation Plan

Executive officers are eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”). There are no executive officers participating in the Deferred Compensation Plan at this time and no executive officer has a balance in the Deferred Compensation Plan. Deferrals under the plan have been suspended since 2010.

Change in Control Agreements

For many years, the Board has recognized that there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. Change in control agreements do not include an excise tax gross-up or a modified single trigger provision, except for those agreements entered into prior to 2010, and only one NEO has a grandfathered agreement. For additional information on payments to executive officers as a result of a change in control, see the discussion under Termination and Change in Control Payments beginning on page 40.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which includes the CEO and our three other most highly-compensated executive officers, other than the Chief Financial Officer, for years prior to 2018). Prior to 2018 (and including tax years that began prior to January 1, 2018), this limitation did not apply to “performance-based” compensation. While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support the Company’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.

28	Ferro Corporation 2019 Proxy Statement

Executive Compensation Discussion & Analysis

Under the recent U.S. tax reform, the exception to Section 162(m) for performance-based compensation has been repealed for tax years beginning after December 31, 2017, subject to certain transition and grandfathering rules. In addition, the Chief Financial Officer is now included as a covered employee. Despite these new limits on the deductibility of performance-based compensation, the Compensation Committee continues to believe that a significant portion of our named executive officers’ compensation should be tied to the Company’s performance. Therefore, it is not currently anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.

Mitigation of Excessive Risk-Taking

Compensation Policies and Practices as Related to Risk Management

In 2018, the Compensation Committee conducted its annual risk assessment of the compensation policies and practices covering executive and non-executive employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee concluded that the Company has a balanced pay for performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Recoupment Policy

The Compensation Committee has approved and implemented a formal compensation Clawback Policy. The policy allows the recovery of compensation from certain current and former key employees, including executive officers, in the event that Ferro is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements and the employees willfully committed an act of fraud, dishonesty or recklessness that contributed to Ferro’s obligation to prepare the accounting restatement.

Anti-Hedging Policy

The Company has a policy against short sales of Ferro securities, and hedging or monetization activities involving Ferro securities, including but not limited to, equity swaps, collars, exchange funds and prepaid variable forward contracts. In addition, none of the Directors or executive officers is party to any pledge arrangements with respect to their stock holdings.

Compensation Committee Interlocks and Insider Participation

During 2018, no officer or employee of Ferro served as a member of the Compensation Committee, nor were there any interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Ferro Corporation 2019 Proxy Statement	29

Executive Compensation Discussion & Analysis

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted,

Allen Spizzo, Chair

David A. Lorber

Ronald P. Vargo

CEO Pay Ratio

We are providing the following information about the ratio of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Peter Thomas, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K:

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than Mr. Thomas), was $39,243;

•	the annual total compensation of Mr. Thomas, as reported in the Summary Compensation Table on page 32, was $4,814,836; and

•	based on this information, for 2018 the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all employees was 123 to 1.

We are a global company with consolidated subsidiaries in over 30 countries. Approximately 87% of our employees are located outside of the United States, with many in lower cost jurisdictions. We compete for talent locally and have different compensation structures depending on the location and the nature of the business operations conducted at each of our locations (e.g. research and development, manufacturing, sales, etc.).

The following describes how we identified the median of the annual total compensation of all our employees, as well as the annual total compensation of the “median employee,” including the methodology and the material assumptions, adjustments, and estimates that we used.

We determined that, as of December 31, 2018, we had 6,059 employees, as disclosed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2019 (our “Annual Report”). We included approximately 366 employees of companies we acquired during 2018.

Because of the different elements of compensation in different jurisdictions, we believe base salary, which is a fixed and primary element of compensation, is an appropriate measure to determine the median employee. We maintain base salary information for all employees, and we converted salaries to U.S. dollars to determine the median employee. We did not make any cost-of-living adjustments in identifying the median employee. Based on this methodology, we first determined our median employee during 2017 as a production worker in France whose base salary for 2018 was $27,708. The applicable SEC rules require us to identify a “median employee” only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. Because there have been no material changes in our employee population or employee compensation

30	Ferro Corporation 2019 Proxy Statement

Executive Compensation Discussion & Analysis

arrangements that we believe would significantly impact the Company’s CEO pay ratio disclosure, we are using the same “median employee” for our 2018 CEO Pay Ratio that we used for our 2017 CEO Pay Ratio, although we have updated the calculation of the total compensation earned by that employee for 2018.

We calculated the median employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $39,243. The difference between such employee’s wages and overtime pay and the employee’s annual total compensation represents the estimated value of such employee’s seniority allowance, extra hour pay and shift allowance, but does not include state sponsored health and retirement benefits.

We did not make any adjustments to the annual total compensation figure for Mr. Thomas as shown in the summary compensation table on page 32 to calculate the reported ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all employees.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Ferro Corporation 2019 Proxy Statement	31

2018 Executive Compensation

2018 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during the last three years to the Chief Executive Officer, the Chief Financial Officer and the Company’s other executive officer as of December 31, 2018:

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
		$	$	$	$	$	$	$	$
Peter T. Thomas President and Chief Executive Officer	2018	940,600	—	2,020,518	769,824	829,600	0	293,131	4,853,673
	2017	913,200	—	2,067,723	895,158	1,298,600	18,796	278,924	5,472,401
	2016	913,200	—	2,126,400	913,644	1,210,900	1,933	227,861	5,393,938
Benjamin Schlater Vice President and Chief Financial Officer	2018	436,700	—	385,175	147,015	250,400	—	63,036	1,282,326
	2017	412,000	—	345,334	149,556	380,800	—	46,696	1,334,386
	2016	351,354		230,062	98,978	221,800	—	188,988	1,091,182
Mark H. Duesenberg Vice President, General Counsel and Secretary	2018	435,000	—	354,361	134,541	249,400	—	89,264	1,262,566
	2017	422,300	—	361,031	156,816	390,300	—	85,589	1,416,036
	2016	410,000	—	372,480	159,900	353,400	—	67,244	1,363,024

(1)

Salary. The amounts in this column consist of salary actually paid. For a description of the base salary rate in this column relating to 2018, see the Executive Compensation Discussion & Analysis beginning on page 18 above.

(2)	Bonus. The amounts in this column generally consist of guaranteed payments as bonuses of which none were awarded in the years shown.

(3)

Stock Awards. The amounts reported in this column are based on restricted share unit and performance share unit awards made under the LTIP to the executive officers listed in this table. The amount in this column for Mr. Thomas with respect to 2018 includes a February grant of 65,600 performance share units and 26,200 restricted share units. See the Executive Compensation Discussion & Analysis beginning on page 18. The amount in this column for Mr. Thomas with respect to 2017 includes a February grant of 103,500 performance share units and 41,400 restricted share units. The amount in this column for Mr. Thomas with respect to 2016 includes a February grant of 158,200 performance share units and 63,300 restricted share units. The amounts in this column reflect the aggregate grant date fair value of awards to the executive officers listed in this table in 2018, 2017, and 2016, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) FASB Accounting Standards CodificationTM (“ASC”) Topic 718, Compensation — Stock Compensation. With respect to the performance share units awarded, these values are based upon the probable outcome of the relevant performance goals. The valuation methodology used to calculate the figures in this column is described in footnote 13 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For a description of the Company’s restricted share, restricted share unit and performance share unit awards, see the Executive Compensation Discussion & Analysis beginning on page 18 above. See also Grants of Plan-Based Awards on page 34 relating to stock awards made in 2018.

(4)

Option Awards. The amounts reported in this column are based on stock option awards made under the LTIP equal to the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The valuation used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For a description of the Company’s stock option awards, see the Executive Compensation Discussion & Analysis beginning on page 18 above. See also Grants of Plan-Based Awards on page 34 relating to stock awards made in 2018.

(5)

Non-Equity Incentive Plan Compensation. The amounts in this column consist of any AIP payments based primarily on predetermined financial measurements relating to the year indicated. For a discussion of the AIP, see the Executive Compensation Discussion & Analysis beginning on page 18 above.

32	Ferro Corporation 2019 Proxy Statement

2018 Executive Compensation

(6)

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive officer listed in this table who is eligible for a benefit under the DB Plan or the Supplemental DB Plan because he was hired before July 1, 2003, when the plan was frozen to new entrants. He did not accrue any additional benefits after March 31, 2006 when the plans were frozen as to future benefit accruals. Consequently, the changes in pension value listed in this table for Mr. Thomas, relating to 2018, 2017, and 2016 are due to the changes in present value factors, which are required to be updated each year. The measurement periods for 2018, 2017, and 2016 are the 12-month periods ending December 31, 2018, 2017, and 2016, respectively. A zero was reported for the change in pension value for Mr. Thomas’ 2018 earnings because the calculation resulted in a change of value of $(38,837). For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis beginning on page 18 above and Post-Employment Compensation on page 38 below.

(7)

All Other Compensation. The amounts in this column for 2018 include (a) Company matching contributions and the basic pension contribution under the 401(k) Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental 401(k) Plan, and (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79:

(a) and (b)

The 2018 amounts in this column include Company contributions made under the 401(k) Plan and the Supplemental 401(k) Plan, regardless of the vesting status of those contributions. Company contributions under the 401(k) Plan and the Supplemental 401(k) Plan vest 20% for each year of service, with full vesting after five years of service. For a description of the 401(k) Plan and the Supplemental 401(k) Plan, see the Executive Compensation Discussion & Analysis beginning on page 18 above.

Each executive received the following company matching contribution and the basic pension contribution under the 401(k) Plan as of December 31, 2018: Mr. Thomas $28,864, Mr. Schlater $11,007, and Mr. Duesenberg $24,648. As of December 31, 2018, Mr. Thomas and Mr. Duesenberg were each 100% vested in their respective 401(k) Plan accounts, and Mr. Schlater was 60% vested.

Each executive received the following company matching contribution and the supplemental basic pension contribution under the Supplemental 401(k) Plan as of December 31, 2018: Mr. Thomas $257,534, Mr. Schlater $51,013, and Mr. Duesenberg $62,720. As of December 31, 2018, Mr. Thomas and Mr. Duesenberg were each 100% vested in their respective Supplemental 401(k) Plan accounts, and Mr. Schlater 60%.

(b)

The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The 2018 amounts in this column include the taxable amount of the group term life insurance coverage.

Ferro Corporation 2019 Proxy Statement	33

2018 Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding 2018 awards under the AIP and under the LTIP, i.e., awards of performance share units, restricted share units and stock options to each of the executives and former executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock	All Other Options	Exercise or Base Price of Option Awards(6)	Grant Date Fair Value of Stock and Option Awards(7)
			Performance Share Units(3)	Restricted Share Units(4)	Stock Options(5)
	Date	$	Shares	Shares	Shares	Shares	Shares	$/Share	$
Peter T. Thomas
AIP Threshold		235,150
AIP Target		940,600
AIP Maximum		1,881,200
PS Threshold	2/21/18		16,400						360,964
PS Target	2/21/18		65,600						1,443,856
PS Maximum	2/21/18		131,200						2,887,712
Restricted Share Units	2/21/18			26,200					576,662
Stock Options	2/21/18				86,400			22.01	944,853
Benjamin Schlater
AIP Threshold		70,964
AIP Target		283,855
AIP Maximum		567,710
PS Threshold	2/21/18		3,125						68,781
PS Target	2/21/18		12,500						275,125
PS Maximum	2/21/18		25,000						550,250
Restricted Share Units	2/21/18			5,000					110,050
Stock Options	2/21/18				16,500			22.01	180,441
Mark H. Duesenberg
AIP Threshold		70,688
AIP Target		282,750
AIP Maximum		565,500
PS Threshold	2/21/18		2,875						63,279
PS Target	2/21/18		11,500						253,115
PS Maximum	2/21/18		23,000						506,230
Restricted Share Units	2/21/18			4,600					101,246
Stock Options	2/21/18				15,100			22.01	165,131

(1)

This column contains the possible payouts under the AIP. See Executive Compensation Discussion & Analysis beginning on page 18 above for a discussion of the AIP. For the 2018 AIP, 90% is based on the achievement of financial metrics, while 10% is based on achievement of strategic personal performance goals. The AIP target percentages for 2018 are multiplied by the executive’s base annual salary rate and assume an achievement of 100% on financial metrics and strategic personal performance goals to arrive at the target amount in this table. The AIP target percentages for 2018 are 100% for Mr. Thomas, 65% for Mr. Schlater, and 65% for Mr. Duesenberg. The AIP threshold reflects 25% of the applicable target percentage and the AIP maximum reflects 200% of the applicable target percentage. The actual payout of the AIP for 2018 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 32 above. See the Executive Compensation Discussion & Analysis beginning on page 18 above for more information on the 2018 AIP.

(2)

The equity plan-based awards granted to executive officers in 2018 were performance share units, restricted share units and stock options. See the Executive Compensation Discussion & Analysis beginning on page 18 above for a discussion of plan-based awards.

34	Ferro Corporation 2019 Proxy Statement

2018 Executive Compensation

(3)

The amounts reported in this column represent the number of performance share units granted in 2018 under the LTIP that would be earned assuming performance achievement at threshold (25%), target (100%) and maximum (200%). No exercise price or other consideration is paid by the executive officers with respect to performance share unit awards. The measurement period for performance share unit awards is the three-year period beginning January 1, 2018 and ending December 31, 2020. See the Executive Compensation Discussion & Analysis beginning on page 18 above for a discussion of performance share units.

(4)

The amounts reported in this column represent restricted share units awarded to each executive officer in 2018 under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share unit awards. These restricted share units vest three years after the grant date and are subject to a two-year holding period after vesting. In the case of death, disability or change in control combined with certain termination of employment, restricted share units become 100% vested and will be delivered to the executive officer or, in the case of death, the applicable beneficiary. See the Executive Compensation Discussion & Analysis beginning on page 18 above for a discussion of restricted share units.

(5)

The amounts in this column are the number of underlying stock options awarded to each executive officer in 2018 under the LTIP. The options have a maximum term of ten years, vest evenly at one-third per year on each annual anniversary of the grant date and fully vest at three years. In the case of death, retirement, disability or change in control combined with certain termination of employment, the options become 100% vested and exercisable for the remainder of their applicable term. See the Executive Compensation Discussion & Analysis beginning on page 18 above for a discussion of stock options.

(6)	The amounts reported in this column is the per share exercise price of the stock options, which represents the closing price on the NYSE for the Company’s Common Stock on the date of grant.

(7)

The amounts reported in this column were calculated as follows: (i) for performance share units granted on February 21, 2018, the grant date value of $22.01 per share was multiplied by the number of performance share units awarded; (ii) for restricted share units granted on February 21, 2018, the grant date value of $22.01 per share was multiplied by the number of restricted share units awarded; and (iii) for stock options granted on February 21, 2018, the grant date value of $10.94 per option was multiplied by the number of stock options. The performance share unit awards and the restricted share unit awards are valued at the closing market price of Ferro’s Common Stock on the date of the grant reduced by the discounted value of expected interest on the dividends associated with these shares. The fair value of each stock option on the grant date is determined using the Black-Scholes option pricing method, as further described on page 91 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. See also footnotes 3 and 4 to the Summary Compensation Table on page 32 above.

Ferro Corporation 2019 Proxy Statement	35

2018 Executive Compensation

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives and former executives named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2018:

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$
Peter T. Thomas(2)
Stock Options	45,000	0		8.25	02/25/20
Stock Options	38,000	0		15.16	02/24/21
Stock Options	45,500	0		6.84	02/23/22
Stock Options	68,800	0		5.29	02/21/23
Stock Options	98,800	0		7.02	04/24/23
Stock Options	95,300	0		13.09	02/20/24
Stock Options	107,300	0		12.33	02/18/25
Stock Options	123,800	61,900		9.60	02/17/26
Stock Options	41,100	82,200		14.27	02/15/27
Stock Options	0	86,400		22.01	02/21/28
Restricted Share Units						63,300	992,544
Restricted Share Units						41,400	649,152
Restricted Share Units						26,200	410,816
Performance Share Units								158,200	2,480,576
Performance Share Units								103,500	1,622,880
Performance Share Units								65,600	1,028,608
Ben Schlater(3)
Stock Options	2,454	4,633		9.60	02/17/26
Stock Options	1,533	1,533		13.35	09/01/26
Stock Options	6,867	13,733		14.27	02/15/27
Stock Options	0	16,500		22.01	02/21/28
Restricted Share Units						4,700	73,696
Restricted Share Units						1,500	23,520
Restricted Share Units						6,900	108,192
Restricted Share Units						5,000	78,400
Performance Share Units								11,900	186,592
Performance Share Units								3,800	59,584
Performance Share Units								17,300	271,264
Performance Share Units								12,500	196,000
Mark H. Duesenberg(4)
Stock Options	35,000	0		8.25	02/25/20
Stock Options	32,300	0		15.16	02/24/21
Stock Options	36,100	0		6.84	02/23/22
Stock Options	57,300	0		5.29	02/21/23
Stock Options	16,700	0		13.09	02/20/24

36	Ferro Corporation 2019 Proxy Statement

2018 Executive Compensation

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$
Stock Options	18,800	0		12.33	02/18/25
Stock Options	21,667	10,833		9.60	02/17/26
Stock Options	7,200	14,400		14.27	02/15/27
Stock Options	0	15,100		22.01	02/21/28
Restricted Share Units						11,100	174,048
Restricted Share Units						7,200	112,896
Restricted Share Units						4,600	72,128
Performance Share Units								27,700	434,336
Performance Share Units								18,100	283,808
Performance Share Units								11,500	180,320

(1)

Shares listed in this column are restricted share awards made under the 2013 LTIP (which vests three years after the grant date). The value of the actual payout will be the number of shares times the closing share price on the NYSE of Common Stock on the date prior to the payout date; however, the value set forth in the table is based on the closing share price on the NYSE of Common Stock as of December 31, 2018.

(2)

Mr. Thomas’s unvested option awards reported in the table vest as follows: for grant date 2/17/16: 61,900 vest on 2/17/19; for grant date 2/15/17: 41,100 vest on 2/15/19 and 41,100 vest on 2/15/20; for grant date 2/21/18: 28,800 vest on 2/21/19, 28,800 vest on 2/21/20, and 28,800 vest on 2/21/21.

(3)

Mr. Schlater’s unvested option awards reported in the table vest as follows: for grant date 2/17/16: 4,633 vest on 2/17/19; for grant date 9/01/16: 1,533 vest on 9/01/19; for grant date 2/15/17: 6,866 vest on 2/15/19 and 6,867 vest on 2/15/20; for grant date 2/21/18: 5,500 vest on 2/21/19, 5,500 vest on 2/21/20, and 5,500 vest on 2/21/21.

(4)

Mr. Duesenberg’s unvested option awards reported in the table vest as follows: for grant date 2/17/16: 10,833 vest on 2/17/19; for grant date 2/15/17, 7,200 vest on 2/15/19 and 7,200 vest on 2/15/20; for grant date 2/21/18, 5,033 vest on 2/21/19, 5,034 vest on 2/21/20, and 5,033 vest on 2/21/21.

The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2018:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Common Stock Acquired on Exercise	Value Realized on Exercise	Common Stock Acquired on Vesting	Value Realized on Vesting
	Shares	$	Shares	$
Peter T. Thomas	20,033	443,507	314,684	5,872,051
Benjamin Schlater	5,426	46,174	38,326	739,753
Mark H. Duesenberg	52,000	809,668	55,096	1,028,094

(1)

The number of shares listed in these columns is the total number of restricted share units that vested during 2018 but remain subject to a two-year holding period, as well as performance share units that vested in 2018 and were settled 50% in shares of Common Stock and 50% in cash in 2019.

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2018 Executive Compensation

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		Years	$	$
Peter T. Thomas(1)	DB Plan	7.0833	356,733	0
	Supplemental DB Plan	7.0833	127,389	0
Benjamin Schlater	—	—	—	—
Mark H. Duesenberg	—	—	—	—

(1)

These amounts reflect Mr. Thomas’s accumulated present values of his benefit under the DB Plan and his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2018, used for financial reporting purposes for the 2018 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is limited to 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the SEC’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’s accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan using the measurement date of December 31, 2018. In addition, Mr. Thomas’s DB Plan benefit will not be payable to him in the form of a lump sum.

Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.

The Company’s United States defined benefit pension program for salaried and certain hourly employees was significantly changed in 2003 and 2006. Effective July 1, 2003, new hires were not eligible for participation in the DB Program. In addition, effective March 31, 2006, benefits accrued for active employees who were participating in the DB Program were frozen. (This freeze did not affect the benefits of then-current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional basic pension contribution each year from the Company under the 401(k) Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental 401(k) Plan.

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2018 Executive Compensation

Messrs. Schlater and Duesenberg, each of whom was hired after June 30, 2003, were never eligible for participation in the DB Program. Of the executives listed in the Summary Compensation Table, only Mr. Thomas participated in these plans during 2018 because he was hired before July 1, 2003. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 32 above for information regarding the change in value of Mr. Thomas’s benefits under the DB Program for 2018.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2018 with respect to each of the executives and former executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

Name	Executive’s Contributions	Company’s Contributions(1)	Aggregate Earnings(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2018(3)
	$	$	$	$	$
Peter T. Thomas	—	257,534	(930,262)	—	2,101,592
Benjamin Schlater	—	51,013	(23,075)	—	96,755
Mark H. Duesenberg	—	62,721	(242,296)	—	543,025

(1)	Amounts in this column are included as part of each executive’s 2018 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 32 above.

(2)	Aggregate Earnings in 2018 consist of deemed gains and/or losses.

(3)

Amounts in this column relating to the Supplemental 401(k) Plan account include any vested and non-vested portions. Company contributions under the Supplemental 401(k) Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service. As of December 31, 2018, Mr. Thomas and Mr. Duesenberg were each 100% vested in their respective Supplemental 401(k) Plan accounts, and Mr. Schlater 60%.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental 401(k) Plan. There are no Company Contributions under the Deferred Compensation Plan and, among the executive officers and former executive officer listed in this table, none had an account balance as of December 31, 2018.

Under the Supplemental 401(k) Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the 401(k) Plan but for the application of Federal tax law limitations. In addition, any AIP payments are included in the calculation of supplemental basic pension contributions. There are no employee contributions under the Supplemental 401(k) Plan. Under the Supplemental 401(k) Plan, each executive officer listed in this table had an account balance as of December 31, 2018.

The Supplemental 401(k) Plan permits participants the option of a deemed investment in either Company Common Stock or the stable asset fund under the 401(k) Plan. During 2018, all of the Company’s contributions under the Supplemental 401(k) Plan were deemed invested in Company Common Stock for the NEOs, and earnings include any deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental 401(k) Plan.

Ferro Corporation 2019 Proxy Statement	39

2018 Executive Compensation

Termination and Change in Control Payments

Executive Separation Policy

The Compensation Committee has approved a formal separation policy for certain senior executives, including the CEO. The policy outlines the expected separation payments to certain senior executives if their employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason.” Under the policy, eligible senior executives will receive the following benefits:

•	A lump sum payment equal to 24 months of salary and target level bonus in the case of the CEO or 18 months of salary and target level bonus for certain other senior executives;

•	A pro-rated bonus for the portion of the year of termination that the executive officer was employed based on actual performance against bonus plan targets;

•	Continuation of health benefits for 24 months for the CEO or 18 months for certain other executive officers; and

•

Outplacement services for 24 months in an amount not to exceed $25,000 in the aggregate for the CEO or 12 months in an amount not to exceed $10,000 in the aggregate for certain other executive officers.

Payments are designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Separation benefits under the policy are payable only if (i) the executive officer has executed an agreement for non-competition, non-solicitation, confidentiality, non-disparagement (and, if specified by the Company, arbitration) and a release of all claims (other than those that cannot be waived) that the executive may have against the Company, its officers, fiduciaries, Directors, agents and employees and (ii) the executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the executive possesses relevant knowledge or information. The Compensation Committee may modify or terminate this policy from time to time; however, any modification or termination will not affect the rights of any executive whose termination or departure preceded such modification or termination.

Additional Termination Payments

While the Executive Separation Policy governs the separation pay and benefits that the Company will provide to executive officers if their employment with the Company terminates under certain circumstances, an executive officer may also receive payments under the AIP, the Supplemental 401(k) Plan, the DB Plan, the Supplemental DB Plan and the LTIP.

AIP. The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentive Plan discussion of the Executive Compensation & Discussion Analysis beginning on page 18 above for a discussion of this plan. If an executive’s employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason,” then the policy will provide for any AIP-related payments. In other termination situations, payment of any AIP is governed by the AIP itself. Under the AIP, if the executive’s employment terminates as a result of retirement or death prior to the end of the year, the executive will receive a prorated AIP payout based on his or her annual rate of base salary at retirement or death, as applicable, and actual AIP results for that year (provided that the executive worked for a minimum of three months during the plan year) or, in other termination situations, the executive will not receive any AIP payment for the year in which his or her employment terminates.

Supplemental 401(k) Plan. The executives are eligible to participate in the Supplemental 401(k) Plan. See Non-Qualified Deferred Compensation on page 39 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to January 1, 2005 (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid the first day of the seventh month following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of

40	Ferro Corporation 2019 Proxy Statement

2018 Executive Compensation

five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with the Company terminated as of December 31, 2018, each executive would have been entitled to receive the following amount under the Supplemental 401(k) Plan: Mr. Thomas ($2,101,592), Duesenberg ($543,025) and Mr. Schlater ($58,053).

DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive named in the Summary Compensation Table who participates in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’s employment terminates, under the Supplemental DB Plan, he would receive the portion, if any, of his benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will be paid in a lump sum the first day of the seventh month following the termination of his employment. If Mr. Thomas’s employment had terminated on December 31, 2018, then his estimated benefit under the Supplemental DB Plan would have been $167,000. In addition, if Mr. Thomas’s employment had terminated on December 31, 2018, he would receive a benefit under the DB Plan in the form of an annuity, with 120 monthly payments guaranteed, beginning as early as January 1, 2019, in the gross amount of $1,878.31 per month (which includes a reduction for early commencement). Benefit Accruals under both the DB Plan and the Supplemental DB Plan (including those of Mr. Thomas) were frozen on March 31, 2006. See Post-Employment Compensation on page 38 for a discussion of these plans.

LTIP. The executives are also eligible to participate in the LTIP. (See the discussion of Long-Term Incentives in the Executive Compensation Discussion & Analysis on page 21 above for a description of the LTIP.) The LTIP allows the Company to award different types of long-term incentives; however, the Compensation Committee has only awarded stock options, performance shares, performance share units, restricted shares and restricted share units. For stock options, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves the Company as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the applicable option exercise period.

Performance share units were granted under the LTIP to certain executives in 2018, 2017, and 2016. If an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance share units that have vested for completed performance periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock. Any performance share units for any performance period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance share units, if earned, for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock.

Restricted share units were granted under the LTIP to certain executives in 2018, 2017 and 2016. Those restricted share units vest three years from the date of the grant and then are subject to a two-year holding period. If the executive leaves during the three-year vesting period other than due to death, disability or a change in control, then the restricted share units are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted share units will vest and the executive (or, in the case of death, the applicable recipient) will receive the restricted share units. See Executive Compensation Discussion & Analysis on page 21 for a discussion of restricted share units.

Ferro Corporation 2019 Proxy Statement	41

2018 Executive Compensation

Except as expressly provided otherwise in an applicable award agreement or change in control agreement, awards granted under the LTIP since 2014 have a “double trigger” change in control provision, which means that the vesting of awards will not accelerate upon a change in control unless the acquiring company does not assume the awards or, if they are assumed, the acquiring company terminates the participant’s employment within the 24 month period following the consummation of the change in control other than for cause.

The table below shows the estimated value of the payments under the LTIP for each of the executives named in the Summary Compensation Table if they had left the Company on December 31, 2018:

Estimated Payments on Termination

Name	Resignation or Termination by the Company (Other Than by Reason of a Change in Control)(1) (2)	Retirement(3)	Death or Disability(4)
	$	$	$
Peter T. Thomas
Stock Options	—	492,254	492,254
Restricted Share Units	—	—	2,052,512
Performance Share Units	—	1,226,576	1,226,576
Benjamin Schlater
Stock Options	—	—	51,119
Restricted Share Units	—	—	283,808
Performance Share Units	—	—	214,795
Mark H. Duesenberg
Stock Options	—	86,169	86,169
Restricted Share Units	—	—	359,072
Performance Share Units	—	221,066	221,066

(1)

Payments for stock options, restricted shares, restricted share units and performance share units upon termination following a change in control are set forth in the Estimated Change in Control Payments table on page 45 below.

(2)

Executives will not receive any payments for stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control) because the executives would not have received accelerated vesting of any stock options. Generally, restricted shares, restricted share units and performance share units are forfeited upon the executive’s resignation or termination by the Company (other than by reason of a change in control).

(3)

Certain of the Company’s award agreements contain provisions that provide for full or partial vesting of awards if a participant age 55 or more with ten or more years experience retires. Stock options fully vest as of the date of retirement. Performance share units will be earned on a pro rata basis and will be paid out at the end of the vesting period. Beginning in 2019, restricted share units will have a similar provision. Mr. Thomas and Mr. Duesenberg are the only officers listed in the table who would have been eligible for accelerated vesting of awards, as they are the only officers who would have been eligible for retirement on December 31, 2018. The stock option amounts in the retirement column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to retirement and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2018, and the exercise price of in-the-money accelerated stock options. Amounts shown for performance share units reflect the pro rata portion of the awards which would vest upon retirement and be paid out at the end of the performance period assuming performance is at target.

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2018 Executive Compensation

(4)

The stock option amounts in the death or disability column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to disability or death and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2018, and the exercise price of in-the-money accelerated stock options. The restricted share and restricted share unit amounts in this column consist of the restricted shares or restricted share units that are not fully vested on December 31, 2018 which would have received accelerated full vesting upon death or disability on that date. The performance share unit amounts in these columns equal the estimated amounts for the prorated portion of the 2017-2019 and 2018-2020 performance periods valued using the closing share price of the Company’s Common Stock on December 31, 2018, and assuming that the target performance had been obtained.

Change in Control Payments

The Company currently has change in control agreements (the “Change in Control Agreements”) with each of Messrs. Thomas, Schlater and Duesenberg. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disruptive circumstances arising from the possibility of a change in control of the Company.

In connection with Mr. Thomas’s appointment as the interim President and CEO, the Company agreed to make certain changes to his then-existing change in control agreement. Pursuant to his current change in control agreement, if a change in control of the Company occurs, (a) Mr. Thomas is entitled to a severance payment equal to three times his full year’s compensation (base salary plus bonus at the targeted amount) and continued participation in Ferro’s employee benefit programs for up to 36 months, (b) the agreement uses a definition of “Good Reason,” which does not include a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control, and (c) the agreement does not provide for an excise tax “gross-up;” but instead, provides Mr. Thomas with benefits equal to the greater of (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Section 280G of the Code.

Under the form of Change in Control Agreement, if a change in control of the Company occurs, then the following will happen:

•

If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to:

¡

Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Thomas) the executive’s full-year compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”);

¡	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Thomas), except in the event of the executive’s death;

¡

Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs);

¡

Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan in which the executive participates had he or she remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Thomas) over the benefits that are payable at the time of termination plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Thomas) following termination;

Ferro Corporation 2019 Proxy Statement	43

2018 Executive Compensation

¡	Provide the services of an outplacement firm; and

¡	Maintain the executive’s indemnification insurance for at least four years.

•	If the executive’s employment is terminated by reason of death, the Company will be obligated to:

¡	Pay the executive’s estate a lump sum severance payment equal to the Termination Payment; and

¡	Pay the executive’s estate a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the change in control occurs, the Company will be obligated to pay the executive (or, if applicable, the Executive’s estate) an amount in cash (or stock if necessary for tax reasons related to the change in control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not the executive’s employment was terminated).

Finally, with respect only to Mr. Duesenberg, if any of the foregoing payments are subject to an excise tax, the Company will provide a payment to cover such tax, and with respect to all NEOs, the Company will pay the fees for tax advice for such NEOs in connection with determinations and calculations related to excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

•	The Company has not terminated the executive’s employment because of disability;

•	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12-month period; and

•	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

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2018 Executive Compensation

The table below describes the estimated value of the payments each of the executives named in the Summary Compensation Table would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2018 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change in Control Payments

	Payout Under the 2013 Long-Term Incentive Compensation Plans plus Vesting Stock Options(1)	Severance(2)	Health & Welfare Benefits(3)	Annual Incentive Plan for 2016 (at target)	Retirement Benefits(4)	Out- placement Assistance	D & O Coverage Premiums(5)	Tax Advice	Total CIC Value	Excess Parachute Payment and Tax Gross Up(6)	Total
	$	$	$	$	$	$	$	$	$	$	$
Peter Thomas	$5,975,550	$5,643,600	$200,904	$940,600	$718,248	$50,000	$149,891	$5,000	$13,683,794	$0	$13,683,794
Benjamin Schlater	$802,176	$1,441,111	$57,547	$283,855	$124,560	$50,000	$149,891	$5,000	$2,914,140	$0	$2,914,140
Mark Duesenberg	$909,369	$1,435,500	$73,515	$282,750	$150,195	$50,000	$149,891	$5,000	$3,056,220	$691,754	$3,747,974

(1)

This column includes the aggregate amounts related to stock options, restricted shares, restricted share units and performance share units. The stock option and restricted share amounts in this column show the value of additional stock options, restricted share, restricted share units and performance share units that would have vested for each executive if the executive’s employment had terminated due to a change in control and is based on the difference between the closing share price on the NYSE of Common Stock on December 31, 2018 and the exercise price of the in-the-money accelerated stock options.

(2)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Thomas) each executive’s full-year compensation (base salary plus bonus at the target amount).

(3)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(4)

The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the 401(k) Plan and the Supplemental 401(k) Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(5)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

(6)

For Mr. Duesenberg, the amounts in this column consist of the payment that would be made by the Company to cover taxes on any excise tax incurred by the executive as a result of the change in control payments made to him. If the payments described would be subject to the excise tax, then the payments will be reduced to a level at which no payments would be subject to the excise tax if doing so would result in Mr. Duesenberg being able to retain a greater benefit after giving effect to the income tax consequences (including the excise tax).

Ferro Corporation 2019 Proxy Statement	45

2018 Executive Compensation

Director Compensation

The Compensation Committee periodically reviews the amount and form of payment of Director compensation. A significantly larger portion of director compensation is delivered in the form of equity awards than in cash, and Directors must hold such awards until they cease to serve as a director. All of the directors hold equity with a value greater than the annual retainer and most hold equity with a value several times the annual retainer (the average is more than 10 times). In 2018, Directors were paid a quarterly retainer of $16,250 ($65,000 per annum) and were awarded 4,800 deferred stock units. The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. The Chairs of the Audit, Compensation and Governance & Nomination Committees were also each paid an additional quarterly fee of $5,000 ($20,000 per annum). The Lead Director receives an additional quarterly fee of $6,250 ($25,000 per annum). Directors’ fees and other compensation for 2018 were:

Director Compensation

	Fees			Deferred Stock Units(3)
Name	Paid In Cash(1)	Deferred(2)	Total Fees	Number of Shares of Common Stock(3)	Value(4)	Total Compensation
	$	$	$	Shares	$	$
Richard J. Hipple	28,723	0	28,723	0	0	28,723
Gregory E. Hyland	71,500	0	71,500	4,800	104,448	175,948
David A. Lorber	103,500	0	103,500	4,800	104,448	207,948
Marran H. Ogilvie	65,000	0	65,000	4,800	104,448	169,448
Andrew M. Ross	65,000	0	65,000	4,800	104,448	169,448
Allen A. Spizzo	78,242	0	78,242	4,800	104,448	182,690
Peter T. Thomas(5)	0	0	0	0	0	0
Ronald P. Vargo	85,000	0	85,000	4,800	104,448	189,448

(1)	Cash retainers are paid in quarterly installments.

(2)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(3)

The deferred stock units will be paid out in an equal number of shares of the Company. As of December 31, 2018 each of Messrs. Hipple, Hyland, Lorber and Vargo held 33,900 deferred stock units; each of Messrs. Ross and Spizzo held 14,700 deferred stock units, and Ms. Ogilvie held 7,200 deferred stock units.

(4)	The amounts in this column reflect full fair value of the award on the date of the grants, May 3, 2018, and are computed in accordance with FASB ASC Topic 718.

(5)	Mr. Thomas is not paid any additional fees for his services as a Director because he is an employee of the Company.

Directors may defer their fees and Common Stock issuable upon settlement of the deferred stock units into the Ferro Director Deferred Compensation Plan. Amounts so deferred are invested in shares of Common Stock, and dividends, if any, on those shares are reinvested in additional shares of Common Stock. Ferro distributes the shares of Common Stock credited to a Director’s deferred account after he or she ceases to be a Director.

46	Ferro Corporation 2019 Proxy Statement

2018 Executive Compensation

Deferred stock units awarded annually to the Directors vest immediately at the time of the award; however, the deferred stock units are held for the account of each Director and are not converted into shares of Ferro Common Stock until such Director ceases to serve as a Director of the Company. The Company believes the requirement to hold the deferred stock units until cessation of service further aligns the interests of the Directors and shareholders. Upon cessation of the Director’s service as a Director, one share of Common Stock will be delivered for each deferred stock unit held. During the period between the vesting of the deferred stock unit and the delivery of the shares of Common Stock, the Director will not be entitled to exercise any voting rights with respect to the shares of Common Stock that correspond to the deferred stock units, but the Director will be entitled to receive a cash payment equivalent to any cash distributions or dividends paid on Common Stock with respect to the deferred stock units during such period.

Ferro Corporation 2019 Proxy Statement	47

Proposal Two

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the NEOs is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the NEOs are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of equity-based awards. At our 2018 Annual Meeting of Shareholders, our shareholders expressed their support for our executive compensation policies and practices in our non-binding advisory vote on the executive compensation, with approximately 96% of the votes cast approving the executive compensation of our NEOs. The Board of Directors has determined, and shareholders have approved, holding the advisory vote on executive compensation each year.

The Company is asking the shareholders to indicate their support for the Company’s NEO compensation as described in this Proxy Statement. Accordingly, the Company asks the shareholders to vote “FOR” the following resolution at the 2019 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required for Approval

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s NEOs. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposal to approve the compensation of the Company’s NEOs. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

48	Ferro Corporation 2019 Proxy Statement

Proposal Three

PROPOSAL THREE:

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Deloitte & Touche LLP served as the independent registered public accounting firm to the Company in 2018 and is expected to be retained to serve in such capacity in 2019. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the 2019 Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2019. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Ferro Corporation 2019 Proxy Statement	49

Accounting Firm Information

ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. The lead engagement partner from Deloitte & Touche LLP is required to be rotated every five years. As part of the process for selecting a new lead engagement partner, candidates for that role met with senior management and with the Chair of the Audit Committee. Discussions regarding the appointment were held with the full Audit Committee prior to the Audit Committee selecting the new lead engagement partner.

In recommending to the Board of Directors for submission to the shareholders at the 2019 Annual Meeting the ratification of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the year ending December 31, 2019, the Audit Committee took into consideration several factors, including Deloitte’s tenure, reports of the Public Company Accounting Oversight Board (“PCAOB”) on Deloitte and Deloitte’s fees and performance. Representatives of Deloitte will attend the 2019 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances the Company’s independent registered public accounting firm may be engaged to perform audit-related and non-audit services and must pre-approve any audit-related and non-audit services performed by the independent registered public accounting firm consistent with applicable regulations. Under no circumstance is the Company’s independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2018 and 2017, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Year	Audit Fees	Audit- Related Fees	Tax Fees	All Other Services
2018	$4,478,000	$160,000	$411,000	$12,000
2017	$4,319,000	$164,000	$213,000	$15,000

Fees noted in “Audit Fees” in 2018 and 2017 represent fees for the audits of the annual consolidated financial statements and internal control over financial reporting as of and for the years ending December 31, 2018 and 2017; statutory audits of certain local subsidiary financial statements as of and for the years ended December 31, 2018 and 2017; and reviews of the interim financial statements included in quarterly reports.

Fees noted in “Audit-Related Fees” in 2018 and 2017 include advisory services related to new accounting standards and certifications, reports, and translation services generally performed by local statutory auditors.

50	Ferro Corporation 2019 Proxy Statement

Accounting Firm Information

Fees noted in “Tax Fees” in 2018 represent tax compliance services, primarily related to international transfer pricing, of $88,000 and tax planning services, primarily related to intellectual property review and planning assistance, of $323,000. Fees noted 2017 represent tax compliance services, primarily related to international transfer pricing, of $28,000 and tax planning services, primarily related to intellectual property and service principle analysis, of $185,000.

Fees noted in “All Other Services” in 2018 and 2017 represent fees for access to accounting research databases.

The Audit Committee has approved all audit-related and non-audit services described above and has concluded that the provision of these audit-related and non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Ferro Corporation 2019 Proxy Statement	51

Accounting Firm Information

Report of the Audit Committee

The Audit Committee assists the Board in its general oversight of Ferro Corporation financial reporting processes. The Audit Committee charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management, internal auditors and Ferro’s independent registered public accounting firm, Deloitte & Touche LLP, at least once each quarter. These meetings include executive sessions in which the Audit Committee meets separately with the independent registered public accounting firm, internal auditors and management personnel.

In performing these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual audited consolidated financial statements with management, the Company’s internal auditors and the Company’s independent registered public accounting firm prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. Deloitte & Touche LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP the audited financial statements of the Company for the fiscal year ended December 31, 2018. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald P. Vargo, Chair
Marran H. Ogilvie
Andrew M. Ross
Allen A. Spizzo

52	Ferro Corporation 2019 Proxy Statement

Recommendations and Nominations of Directors and Shareholder Proposals for 2019 Annual Meeting

RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Recommending a Candidate for our Board of Directors

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders in accordance with the advance notice provisions in the Company’s Code of Regulations. Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA. Shareholders may recommend candidates to be considered by the Committee at any time; however, for a candidate to be considered for election at an annual shareholders meeting, the notice must be received not less than 90 or more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. Based on the currently scheduled date of the 2019 Annual Meeting, for a shareholder’s candidate to be considered for nomination for election at the 2020 Annual Shareholders Meeting, notice must be received no earlier than January 3, 2020 and no later than February 2, 2020 to be timely. The recommendation notice should include the information required by the Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a Director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a Director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles and guidelines. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Nominating a Person for Election as a Director under our Proxy Access Provisions

The Company’s Code of Regulations contains a proxy access provision that permits an “eligible shareholder” who complies with the provision to nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and to have the nomination included in the Company’s proxy statement for that meeting. An “eligible shareholder” is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who owns and has owned continuously for at least 3 years at least 3% of the outstanding shares of capital stock of the Company entitled to vote generally for the election of Directors. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. The proxy access provision includes rules to determine whether a record or beneficial holder “owns” the capital stock of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.

To nominate a nominee, among other requirements that are set forth in the Code of Regulations, an Eligible Shareholder must submit a nomination notice no earlier than 150 calendar days and no later than 120 calendar days prior to the anniversary of the date that the Company commenced mailing or otherwise sending its proxy statement for the preceding year’s annual meeting of shareholders. With respect to the 2020 Annual Meeting of Shareholders, the notice must be received no earlier than October 23, 2019 or later than November 22, 2019. For any nomination to be timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in the proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wished to be included in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at our principal executive offices located at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124.

The proxy access provision has a number of limitations and requirements related to Director nominations by eligible shareholders, which can be found in our Code of Regulations.

Ferro Corporation 2019 Proxy Statement	53

Recommendations and Nominations of Directors and Shareholder Proposals for 2019 Annual Meeting

Making a Shareholder Proposal

Any shareholder who intends to present a proposal at the 2020 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8. Any such shareholder proposal must delivered to the Company at our headquarters at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, not later than November 22, 2019, and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Regulations.

Any shareholder who intends to present a proposal at the 2020 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must comply with the advance notice provisions in the Regulations. Among other requirements, these provisions require that such shareholder deliver the proposal to Ferro at our headquarters at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, not less than 90 nor more than 120 calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the scheduled date of the 2019 Annual Meeting, a proposal for the 2020 Annual Meeting must be delivered no earlier than January 3, 2020 and no later than February 2, 2020 to be timely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder submits the proposal earlier than January 3, 2020 and no later than February 2, 2020.

54	Ferro Corporation 2019 Proxy Statement

General Information

GENERAL INFORMATION

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with Ferro’s 2019 Annual Meeting of Shareholders.

What if I wish to attend the meeting?

Attendance at the meeting is limited to the Company’s shareholders and the Company’s invited guests. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker (i.e., in “street name”), you also will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

Even if you wish to attend the meeting, we urge you to cast your vote prior to the meeting using the enclosed proxy card, via the Internet or by telephone. If you choose to vote in person at the meeting, it will revoke any previous proxy submitted. If you hold your shares in street name and wish to vote in person at the meeting, you must provide a legal proxy obtained from your bank or broker.

Please note that participants in the Ferro Corporation 401(k) Plan are not entitled to vote in person at the meeting by virtue of participating in such Plan. Only the Trustee of such Plan is authorized to vote shares held by participants on their behalf. (Please see “If I am a participant in the Ferro Corporation 401(k) Plan, how do I vote?” below.)

Who is entitled to vote at the meeting?

The record date for this meeting is March 14, 2019. On that date, Ferro had 82,196,164 shares of common stock (“Common Stock”) outstanding. Each of these shares will be entitled to one vote at the meeting. Shareholders may not cumulate votes in the election of Directors.

If I am a shareholder of record of Common Stock, how do I vote?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record with respect to those shares and you may cast your vote in person at the meeting or by any one of the following ways:

By Telephone: You may call the toll-free number indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Over the Internet: You may visit the website indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

By Mail: You may mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the 2019 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Notice of electronic availability of proxy materials, including voting instructions, should be forwarded to you by that organization. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

Ferro Corporation 2019 Proxy Statement	55

General Information

If I am a participant in the Ferro Corporation 401(k) Plan, how do I vote?

If you are a participant in the Ferro Corporation 401(k) Plan (the “Plan”), you have the right to instruct Great-West Trust Company, LLC, as Trustee, to vote the shares allocated to your Plan account. If you do not give voting instructions or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote your and other participants’ uninstructed shares in the same proportion in which it has received timely voting instructions from other participants for all shares held in the Plan.

What if I want to change my vote?

If you want to change your vote, you may revoke your proxy by:

•	Submitting your vote at a later time via the Internet or telephone;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the 2019 Annual Meeting;

•	Attending the 2019 Annual Meeting and voting in person (if you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken); or

•	Providing notice, either in writing before the meeting to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA or at the meeting itself.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

•	FOR the election of the six nominees for Director proposed by the Board.

•	FOR the approval of the compensation of the Company’s named executive officers.

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019.

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the 2019 Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder and do not submit a proxy, you must attend the meeting in order to vote your shares.

If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2019 Annual Meeting.

If you are a participant in the Plan and do not instruct Great-West Trust Company, LLC, as Trustee, to vote the shares allocated to your Plan account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote the uninstructed shares in the same proportion in which it has received timely voting instructions.

What should I do if I have questions?

If you have any questions or require any assistance with voting your shares of Common Stock, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

56	Ferro Corporation 2019 Proxy Statement

Miscellaneous

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Additionally, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, (“Innisfree”) has been retained at an estimated cost not to exceed $15,000 plus customary costs and expenses, to aid in the solicitation of proxies for the 2019 Annual Meeting. Proxies may be solicited personally, by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 21, 2019.

The Company knows of no other matters to be submitted to the shareholders at the 2019 Annual Meeting. If any other matters properly come before the shareholders at the 2019 Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

FERRO CORPORATION

/s/ MARK H. DUESENBERG
By:	MARK H. DUESENBERG,
Secretary

March 21, 2019

Ferro Corporation 2019 Proxy Statement	57

Note

Under rules of the Securities Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future may write or call Investor Relations at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, Attention: Investor Relations, telephone 216.875.5400.

6060 Parkland Boulevard Suite 250 Mayfield Heights, OH 44124 216.875.5600 ferro.com

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., EDT, on May 1, 2019. Online Go to www.investorvote.com/FOE or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/FOE 2019 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01—David A. Lorber 02—Marran H. Ogilvie 03—Andrew M. Ross 04—Allen A. Spizzo 05—Peter T. Thomas 06—Ronald P. Vargo For Against Abstain For Against Abstain 2. Advisory Vote on the compensation for named executive 3. Ratification of the appointment of Deloitte & Touche LLP as the officers. Independent Registered Public Accounting Firm. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1PCF + 030E0B

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/FOE qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Ferro Corporation + Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 2, 2019 Mark H. Duesenberg, Benjamin J. Schlater and Jose Tortajada, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ferro Corporation to be held on May 2, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +